Exhibit 99.12

BRITISH COLUMBIA

StrongerBC *for everyone*

FIRST QUARTERLY REPORT
SEPTEMBER 2023

First quarterly report september 2023

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First quarterly report fiscal plan update 2023/24 – 2025/26 2023/24 economic outlook and financial forecast & three month results april - june 2023

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown corporations. — ongoing–

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting — Periodicals. 2. British Columbia — Economic conditions — 1945–              — Periodicals.*

3. Corporations, Government — British Columbia — Accounting — Periodicals. I. Title.

HJ13.B77               354.711’007231’05

2023/24 First Quarterly Report September 15, 2023	| TABLE OF CONTENTS

Updated Fiscal Plan 2023/24 to 2025/26
Tables:
Updated Fiscal Plan 2023/24 to 2025/26		1

Part One — Updated 2023/24 Financial Forecast
Introduction		5
Revenue		7
Expense		10
Consolidated Revenue Fund (CRF) Spending		10
Service Delivery Agency Spending		11
Full-Time Equivalents for the BC Public Service		12
Provincial Capital Spending		12
Projects Over $50 Million		13
Provincial Debt		16
Risks to the Fiscal Forecast		17
Supplementary Schedules		19
Tables:
1.1	Forecast Update	5
1.2	Financial Forecast Changes	6
1.3	Comparison of Major Factors Underlying Revenue	8
1.4	Pandemic Recovery Contingencies	11
1.5	Capital Spending Update	12
1.6	Provincial Debt Update	16
1.7	Operating Statement	19
1.8	Revenue by Source	20
1.9	Expense by Ministry, Program and Agency	21
1.10	Expense by Function	22
1.11	Capital Spending	23
1.12	Capital Expenditure Projects Greater Than $50 million	24
1.13	Provincial Debt	28
1.14	Statement of Financial Position	29

First Quarterly Report 2023/24	| i

Table of Contents

Part Two — Economic Review and Outlook

Summary		31
British Columbia Economic Activity and Outlook		32
Labour Market		33
Consumer Spending and Inflation		34
Housing		36
Business and Government		38
External Trade and Commodity Markets		39
Demographics		41
Risks to the Economic Outlook		41
External Outlook		42
United States		42
Canada		45
Asia		47
Europe		48
Financial Markets		48
Interest Rates		48
Exchange Rates		50

Tables:
2.1	British Columbia Economic Indicators	32
2.2	U.S. Real GDP Forecast: Consensus vs B.C. Ministry of Finance	44
2.3	Canadian Real GDP Forecast: Consensus vs B.C. Ministry of Finance	46
2.4	Private Sector Canadian Interest Rate Forecasts	50
2.5	Private Sector Exchange Rate Forecasts	51
2.6.1	Gross Domestic Product (GDP): British Columbia	52
2.6.2	Selected Nominal Income and Other Indicators: British Columbia	53
2.6.3	Labour Market Indicators: British Columbia	53
2.6.4	Major Economic Assumptions	54

ii |	First Quarterly Report 2023/24

Table of Contents

Appendix — Fiscal Plan Update

Tables:

A1	Material Assumptions – Revenue	55
A2	Natural Gas Price Forecasts – 2023/24 to 2025/26	60
A3	Material Assumptions – Expense	62
A4	Operating Statement – 2016/17 to 2025/26	65
A5	Revenue by Source – 2016/17 to 2025/26	66
A6	Revenue by Source Supplementary Information – 2016/17 to 2025/26	67
A7	Expense by Function – 2016/17 to 2025/26	68
A8	Expense by Function Supplementary Information – 2016/17 to 2025/26	69
A9	Full-Time Equivalents (FTEs) – 2016/17 to 2025/26	70
A10	Capital Spending – 2016/17 to 2025/26	71
A11	Statement of Financial Position – 2016/17 to 2025/26	72
A12	Changes in Financial Position – 2016/17 to 2025/26	73
A13	Provincial Debt – 2016/17 to 2025/26	74
A14	Provincial Debt Supplementary Information – 2016/17 to 2025/26	75
A15	Key Provincial Debt Indicators – 2016/17 to 2025/26	76

First Quarterly Report 2023/24	| iii

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UPDATED FISCAL PLAN – 2023/24 to 2025/26

($ millions)	2023/24	2024/25	2025/26
Deficit - Budget 2023	(4,216)	(3,754)	(3,043)
Fiscal Plan Updates:
Personal income tax	(522)	(556)	(579)
Corporate income tax	99	1,165	(561)
Sales tax	175	195	191
Carbon tax	(111)	(113)	(114)
Property transfer tax	151	104	94
Other taxation revenue	77	57	78
Natural gas royalties	(1,179)	(469)	(336)
Other natural resources revenue	(201)	(89)	25
Contributions from the federal government - DFAA	(420)	459	181
Contributions from the federal government - other	319	13	45
Other revenue	150	246	287
Wildfires	(762)	-	-
Other spending changes	(234)	(405)	(405)
Deficit - First Quarterly Report	(6,674)	(3,147)	(4,137)

Prudence included in fiscal plan:
Contingencies - General, CleanBC and Climate & Emergency Response	(4,500)	(4,800)	(4,700)
Pandemic Recovery Contingencies	(1,000)	-	-
Forecast allowance	(700)	(500)	(500)

Capital Spending:
Taxpayer-supported capital spending	12,180	12,639	13,076
Self-supported capital spending	4,073	4,117	2,853
	16,253	16,756	15,929
Provincial Debt:
Taxpayer-supported debt	70,772	84,737	98,130
Self-supported debt	31,562	34,092	34,713
Total debt (including forecast allowance)	103,034	119,329	133,343

Taxpayer-supported debt-to-GDP ratio	17.6%	20.3%	22.6%
Taxpayer-supported debt-to-revenue ratio	95.5%	108.7%	124.6%

Financial Outlook

The First Quarterly Report shows an increased deficit forecast for 2023/24 mainly due to lower natural gas royalties, lower personal income tax, and higher spending for wildfire response. The deficit projection is lower in 2024/25 but higher in 2025/26 reflecting updated revenue forecasts for corporate income tax and other streams, as outlined in this report.

Compared to Budget 2023, revenue forecasts are lower by $1.5 billion in 2023/24, higher by $1.0 billion in 2024/25 and lower by $689 million in 2025/26. Expense projections are higher by $996 million in 2023/24 and by $405 million in 2024/25 and 2025/26. These changes result in a forecast deficit of $6.7 billion in 2023/24, $3.1 billion in 2024/25, and $4.1 billion in 2025/26, as shown in the table above.

Personal income taxation revenue is lower by $1.7 billion over the fiscal plan mainly reflecting preliminary 2022 income tax returns. Corporate income tax projections have shifted based on the federal government’s updated forecast of national corporate taxable income, with an increase in 2024/25 and reduction in 2025/26. This is in contrast to last year’s first quarterly update, when the income tax data showed significant improvements.

First Quarterly Report 2023/24	| 1

Updated Fiscal Plan – 2023/24 to 2025/26

Over the three years, natural resource revenue is forecast to be $2.2 billion lower than at Budget 2023, mostly from natural gas royalties as a result of lower prices. The updated natural gas price forecast for 2023/24 is $1.29 ($Cdn/gigajoule, plant inlet), down from the budget outlook ($3.04), a 58 per cent reduction. The Ministry of Finance incorporates a prudent forecast for natural gas revenue, using a price forecast that is within the 20th percentile of the private sector forecasts.

Contributions from the federal government are higher mainly as a result of a one-time top-up payment of $273 million under the Canada Health Transfer. Also, funding under the Disaster Financial Assistance Arrangements is re-profiled to reflect updated spending timelines.

Compared to budget, expenses in 2023/24 are expected to be higher mainly as a result of wildfire response costs, as the province faces record-breaking wildfires in many areas. The updated expense outlook also includes higher spending by government organizations, higher interest expense and lower uptake of refundable tax credits.

Economic Outlook

B.C.’s economy continues to be resilient, despite the higher-than-expected interest rate environment. Employment has posted modest gains, and consumer spending has been supported by strong population growth. Total inflation has eased from 8.1 per cent in May 2022 to 3.0 per cent in July 2023. Housing markets are adjusting to higher interest rates, with increased home sales activity in recent months, and robust new home construction. However, merchandise exports have declined in the first half of 2023, reflecting weaker demand from B.C.’s trading partners and lower prices for key commodities compared to the first half of 2022.

The First Quarterly Report forecast for B.C. real GDP growth in 2023 has been revised up to 1.2 per cent from the Budget 2023 forecast of 0.4 per cent, and the forecast for 2024 has been revised down to 0.8 per cent from 1.5 per cent. This revision largely reflects weaker exports and the impact of higher interest rates over a longer than expected period, with increased borrowing costs weighing on consumer spending and business investment.

British Columbia’s Real GDP Outlook

The economic outlook over the 2025 to 2027 period is relatively unchanged from the Budget 2023 forecast. Over this period, inflation is expected to normalize and interest rates are expected to stabilize.

Capital Investments

Taxpayer-supported capital spending on hospitals, education facilities, transportation infrastructure, housing and other projects is financed through a combination of provincial borrowing, funding provided by third parties, and from internal cash flows. Taxpayer-supported capital spending is forecast to total $37.9 billion over the fiscal plan period, which is $350 million higher than the Budget 2023 forecast mainly due to changes in the timing of capital projects and increased spending in health and social housing sectors.

Over the three years, self-supported infrastructure spending by commercial Crown corporations totals $11.0 billion.

Debt Affordability

Government’s key debt affordability metric, the taxpayer-supported debt-to-GDP ratio, is forecast to improve from Budget 2023 due to lower debt balances from fiscal 2022/23 (see chart below). Taxpayer-supported debt is projected at $98.1 billion at the end of the fiscal plan period, which is $1.3 billion lower than the budget forecast.

B.C. continues to have low debt-affordability metrics relative to other Canadian provinces.

2 |	First Quarterly Report 2023/24

Updated Fiscal Plan – 2023/24 to 2025/26

Taxpayer-Supported Debt-to-GDP

Including the self-supported debt of commercial Crown corporations and a $500 million forecast allowance, the total provincial debt is projected at $133.3 billion by the end of 2025/26.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•	risks to the B.C. economic outlook, largely due to uncertainty surrounding global economic activity, as persistent price pressures may lead to higher than anticipated interest rates for longer;

•	assumptions underlying revenue and Crown corporation forecasts such as economic factors and commodity prices;

•	increased spending which may include wildfire and floods response and increased demand and costs for government services such as health care and social services; and

•	potential changes to federal government transfer allocations, cost-sharing agreements with the federal government, and impacts on the provincial income tax bases arising from federal tax policy and budget changes.

Government incorporates several levels of prudence in its projections to help mitigate the risks to the fiscal plan, including the following:

•	economic forecast prudence, as shown by a lower outlook for B.C.’s major trading partners, resulting in a projection for B.C.’s real GDP growth that is within the range of private sector forecasters in 2023 and 2024;

•	contingencies vote allocations of $5.5 billion in 2023/24, $4.8 billion in 2024/25 and $4.7 billion in 2025/26 to help manage unexpected pressures including pandemic and climate change and emergency response-related costs, as well as the cost of unsigned labour agreements;

•	a forecast allowance of $700 million in 2023/24 and $500 million in 2024/25 and 2025/26 to guard against volatility, including revenue changes; and

•	the natural gas revenue forecast continues to incorporate a prudent price forecast that is within the 20th percentile of the private sector forecasts.

Conclusion

B.C.’s fiscal forecast for 2023/24 shows a higher deficit from budget, mainly as a result of lower natural gas royalties and higher spending for wildfire response. The province’s economy continues to be resilient, and debt projections have improved, maintaining the Province’s fiscal sustainability.

Government continues to invest in the priorities outlined in Budget 2023, including housing, health care and mental health, affordability, and climate change.

First Quarterly Report 2023/24	| 3

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PART 1     |      UPDATED 2023/24 FINANCIAL FORECAST

Introduction

Table 1.1 2023/24 Forecast Update

($ millions)	Budget 2023	First Quarterly Report	Change
Revenue	77,690	76,228	(1,462)
Expense	(80,206)	(81,202)	(996)
Pandemic Recovery Contingencies	(1,000)	(1,000)	-
Forecast allowance	(700)	(700)	-
Surplus (Deficit)	(4,216)	(6,674)	(2,458)
Capital Spending:
Taxpayer-supported capital spending	11,813	12,180	367
Self-supported capital spending	4,027	4,073	46
	15,840	16,253	413
Provincial Debt:
Taxpayer-supported debt	75,617	70,772	(4,845)
Self-supported debt	31,607	31,562	(45)
Total debt (including forecast allowance)	107,924	103,034	(4,890)
Taxpayer-supported debt-to-GDP ratio	18.9%	17.6%	-1.3%
Taxpayer-supported debt-to-revenue ratio	100.1%	95.5%	-4.6%

The first quarter update for 2023/24 shows a decline in revenue and an increase in spending resulting in a deficit of $6.7 billion — up $2.5 billion from the budget deficit forecast of $4.2 billion. The forecast for revenue is lower for personal income tax, carbon tax, natural gas royalties, and other natural resources, with increases in sales tax and property transfer tax. The expense forecast is higher mainly due to the wildfire response.

Details of the revenue and expense forecast changes from Budget 2023 are shown in Chart 1.1 and Table 1.2.

Chart 1.1 2023/24 Deficit – Major Changes from Budget 2023

First Quarterly Report 2023/24	| 5

Updated 2023/24 Financial Forecast

Table 1.2 2023/24 Financial Forecast Changes

($ millions)
2023/24 deficit at Budget 2023 (February 28, 2023)	(4,216)

Revenue[1] changes:
Personal income tax – weaker preliminary 2022 tax assessment partly offset by improvement in 2023 household income	(522)
Corporate income tax – gain in prior-year settlement payment, offset by decrease in instalments reflecting revised outlook of 2023 national corporate taxable income	99
Provincial sales tax – higher 2022/23 carry forward and year-to-date sales activity	175
Property transfer tax – due to higher than expected sales results	151
Carbon tax – lower sales volume in most fuel types reflecting prior year and year-to-date results	(111)
Tobacco tax – reflecting lower prior year and year-to-date sales results	(45)
Other taxation sources – mainly reflecting the impacts of the 2022/23 year-end and year-to-date results	122
Natural gas royalties – lower prices, volumes and natural gas liquids royalties, partly offset by decreased utilization of royalty and infrastructure programs/credit	(1,179)
Mining – lower coal prices and production, partly offset by higher copper prices	(174)
Electricity sales under the Columbia River Treaty – lower Mid-C electricity prices	(44)
Forests – mainly higher stumpage rates	40
Other natural resources – mainly lower water rental revenues, other fees and rental tenure revenue	(23)
Fees, licences, investment earnings and miscellaneous revenue:
Post-secondary institutions	36
Other sources – mainly higher revenue from fees and investment earnings	111
Canada health and social transfers – mainly one-time funding to strengthen public health care	282
Other federal government transfers – mainly lower claims under the Disaster Financial Assistance Arrangements relating to 2021 rainstorm	(383)
Commercial Crown corporation net income	3
Total revenue changes	(1,462)

Less : expense[1] increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Fire management costs	762
Housing Priority Initiatives Special Account	104
Other statutory spending	17
Refundable tax credits – mainly reflects lower film tax credits	(81)
Other expense changes – mainly higher interest costs	91
Spending funded by third party recoveries	(73)
Changes in spending profile of service delivery agencies:
School districts	177
Universities	165
Colleges and institutes	152
Health authorities and hospital societies	1,170
Other service delivery agencies[2]	455
(Increase) decrease in transfers to service delivery agencies - accounting elimination	(1,943)
Total expense changes	996
Total changes	(2,458)
2023/24 deficit at the First Quarterly Report	(6,674)

1 Detailed descriptions of changes are provided in the revenue and expense sections of this report.

2 Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

6 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Projected taxpayer-supported capital spending in 2023/24 is $12.2 billion, which is $367 million higher than forecast in Budget 2023, with increased spending in the health sector and social housing, partly offset by lower spending in the education sector. The self-supported capital spending forecast is $4.1 billion, with minor changes from budget.

The taxpayer-supported debt at the end of 2023/24 is forecast at $70.8 billion, which is lower by $4.8 billion compared to the Budget 2023 forecast as a result of lower debt balances at the end of fiscal 2022/23 in addition to higher cash balances. Self-supported debt is forecast to be $31.6 billion with minor changes from budget.

Revenue

Revenue for 2023/24 is forecast to be $76.2 billion — $1.5 billion lower than the projection in Budget 2023. The natural resource revenue forecast is lower by $1.4 billion mainly reflecting lower natural gas royalties. The remaining $138 million decrease to the revenue forecast reflects lower taxation revenue, mainly due to lower than expected preliminary 2022 income tax returns, effects of the economic update, the impacts of final 2022/23 revenue that carry forward, year-to-date results, and weaker federal government outlook of national corporate taxable income.

Chart 1.2 Revenue Changes from Budget 2023

Detailed revenue projections are disclosed in Table 1.8, and key assumptions and sensitivities relating to revenue are provided in Table A1. An analysis on historical volatility of major economic drivers can be found in the 2023 B.C. Financial and Economic Review (pages 17-18). For 2023/24, the major changes from the Budget 2023 forecast include the following:

First Quarterly Report 2023/24	| 7

Updated 2023/24 Financial Forecast

Table 1.3 Comparison of Major Factors Underlying Revenue

Calendar Year	First Quarterly Report				Budget 2023
Per cent growth unless otherwise indicated	2022	2023	2024	2025	2022	2023	2024	2025
Real GDP	3.3	1.2	0.8	2.4	2.8	0.4	1.5	2.4
Nominal GDP	11.7	2.9	3.3	4.3	11.0	2.8	3.7	4.2
Household income	6.7	6.3	4.2	4.1	7.1	6.1	4.3	4.1
Wages and salaries	10.7	5.9	5.1	4.6	11.3	6.3	5.2	4.4
Corporations net operating surplus	20.8	-11.8	-9.1	1.5	13.5	-14.5	-7.0	2.3
Employment	3.2	1.1	0.8	1.3	3.2	0.4	1.0	1.2
Consumer expenditures on durable goods	-2.6	2.0	0.8	2.2	-4.3	-3.6	0.1	2.6
Consumer expenditures on goods and services	10.4	6.4	4.7	4.4	9.6	6.9	4.9	4.2
Business investment	12.7	4.0	4.8	5.5	11.5	1.4	5.5	7.0
Residential investment	8.6	3.3	3.5	2.9	8.2	-1.5	4.7	5.3
Retail sales	3.1	2.4	2.5	3.4	3.0	1.8	2.9	3.4
Consumer Price Index	6.9	3.9	2.5	2.2	6.9	3.9	2.5	2.2
Residential sales value	-30.4	-11.6	16.9	7.4	-30.3	-19.8	20.5	8.2
B.C. Housing starts	-1.9	0.0	-9.8	-5.0	-1.9	-16.5	-5.1	2.7
U.S. Housing starts	-3.0	-11.1	-2.5	0.4	-3.0	-16.6	3.9	0.4
SPF 2x4 price ($US/thousand board feet)	$814	$400	$450	$500	$814	$400	$450	$500
Exchange rate (US cents/Canadian dollar)	76.8	74.7	75.8	77.6	76.8	74.7	77.4	78.6

Fiscal Year	2022/23	2023/24	2024/25	2025/26	2022/23	2023/24	2024/25	2025/26
Natural gas price ($Cdn/GJ at plant inlet)	$4.09	$1.29	$2.03	$2.33	$3.81	$3.04	$2.69	$2.55
Bonus bid average bid price per hectare ($)	$0	$200	$200	$300	$200	$275	$300	$200
Electricity price ($US/mega-watt hour, Mid-C)	$85	$93	$90	$92	$93	$108	$99	$95
Metallurgical coal price ($US/tonne, fob Australia)	$322	$248	$222	$210	$318	$252	$223	$204
Copper price ($US/lb)	$3.87	$3.82	$3.96	$4.09	$3.74	$3.56	$3.73	$3.85
Average stumpage rates ($Cdn/cubic metre)	$38.05	$19.04	$19.42	$22.14	$36.20	$18.07	$18.96	$21.82
Crown harvest volumes (million cubic metres)	37.2	38.0	38.0	38.0	39.0	38.0	38.0	38.0

Income Tax Revenue

Personal income tax revenue is down $522 million reflecting weaker 2022 preliminary tax assessment information, partly offset by slightly improved 2023 household income.

Corporate income tax revenue is up $99 million as a result of improvement from prior-year settlement payments, partially offset by lower advance instalments from the federal government. The budget forecast included a $1.1 billion prior-year settlement payment due to the federal government but instead this adjustment was recognized in the fiscal year 2022/23, reflecting the preliminary 2022 tax assessment information.

This improvement is offset by lower advance instalments from the federal government. The lower forecast for advance instalments is due to a significant change in the federal government forecast for 2023 national corporate taxable income, which is expected to decline by 16.5 per cent compared to a decline of 3.1 per cent assumed at budget.

Other Tax Revenue

Provincial sales tax revenue is up $175 million mainly due to improvements reflected in the 2022/23 Public Accounts that will carry forward, as well as increases in various components of taxable expenditures in 2023.

Property transfer tax revenue is up $151 million mainly due to higher-than-expected activity in the housing market reflecting demand, consistent with higher than assumed residential sales values.

Tobacco tax revenues are down $45 million due to lower year-to-date sales.

8 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Fuel tax revenues are down $30 million due to the impacts of lower 2022/23 and year-to-date sales volumes.

Carbon tax revenues are down $111 million due to the impacts of lower 2022/23 year-end results as well as year-to-date sales volumes on major fuel types. Carbon tax projection includes a tax rate increase to $65/tonne of carbon dioxide equivalent emissions, effective April 1, 2023, which was included in the Budget 2023 forecast.

Other taxation revenues are up $152 million due to higher property, insurance premium and employer health taxes reflecting the impacts of the 2022/23 results.

Natural Resources Revenue

Revenue from natural gas royalties is down $1.2 billion mainly due to lower prices for natural gas and natural gas liquids as well as slightly lower natural gas volumes, partially offset by decreased utilization of royalty and infrastructure program credits.

The updated natural gas price forecast is $1.29 ($Cdn/gigajoule, plant inlet), down from the Budget 2023 outlook ($3.04). The price assumption is within the 20th percentile of the private sector forecasters, continuing the prudence incorporated since 2013/14. Natural gas royalty rates are sensitive to prices in the $1.22 to $2.42 range. Hence, the effective royalty rate is generally expected to fall as prices decrease, depending on the take up of royalty program credits. Since the prices for natural gas liquids (e.g. pentane and condensate) are more closely aligned to oil rather than natural gas, the lower byproduct royalties from these commodities reflect the expected decrease in oil prices, now forecast to be $74.56 US/barrel in 2023/24, down 8 per cent from the budget outlook.

Revenue from coal, metals, minerals and other mining-related sources is down $174 million mainly due to lower coal prices and production reflecting global excess coal supply. This decrease is partially offset by higher copper prices.

Revenue from electricity sales under the Columbia River Treaty is down $44 million mainly reflecting lower Mid-C electricity prices which are closely aligned with natural gas prices. The price forecast reflects increased hydro capacity and availability of solar power in western electricity markets. Mid-C electricity prices, now forecast to be $92.90 US/mega-watt hour, are down 14 per cent from the budget outlook.

Forest revenue is up $40 million mainly due to higher stumpage revenue reflecting regular updates to the market pricing system. Total stumpage rates, now forecast to be $19.04 Cdn/cubic metre, are up 5 per cent from the budget outlook.

Revenue from other natural resources is down $23 million mainly due to decreased water rentals collected under the Water Sustainability Act and lower revenue related to annual natural gas and petroleum tenure payments.

Other Taxpayer-Supported Revenue

Other taxpayer-supported revenue consists of revenue from fees, licences, investment earnings and miscellaneous sources. These revenue sources are now expected to total $10.7 billion, up $147 million from budget.

The updated forecast for fee revenues totals $5.3 billion, up $81 million from budget mainly due to higher projections from post-secondary institutions and health authorities. The revised forecast for investment earnings is $1.4 billion, up $60 million from budget mainly due to higher interest rates. The miscellaneous revenue outlook of $4 billion is up $6 million from budget mainly due to increased projections from taxpayer-supported Crown entities.

First Quarterly Report 2023/24	| 9

Updated 2023/24 Financial Forecast

Federal Government Transfers

Federal government contributions are expected to be $13.5 billion, down $101 million from budget.

Canada health and social transfers have improved by $282 million, mainly reflecting one-time funding to strengthen the public health care system.

Other federal government contributions are down $383 million mainly due to lower claims under the Disaster Financial Assistance Arrangements, reflecting changes in cost and timing related to the 2021 November rainstorm event.

Expense

The First Quarterly Report expense forecast for 2023/24 is $996 million higher than Budget 2023 mainly due to higher spending for wildfire response and supportive housing initiatives.

Chart 1.3 Expense Changes from Budget 2023

Consolidated Revenue Fund (CRF) Spending

Statutory spending is projected at $802 million in 2023/24 and includes the following:

•	$762 million for fire management costs — this is in addition to the $204 million in the fire management voted appropriation, for a total spending forecast of $966 million;

•	$104 million increase to support decampment in Vancouver and to provide permanent housing for individuals residing in temporary housing through the Housing Priority Initiatives Special Account;

•	$17 million in other statutory spending; offset by,

•	$81 million lower refundable tax transfers mainly reflecting lower film tax credits.

10 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Other changes in CRF spending include $91 million increase in debt servicing costs due to higher interest rates.

Contingencies

Budget 2023 includes a Contingencies vote of $5.5 billion in 2023/24, with $1.0 billion in the Pandemic Recovery sub-vote, $2.2 billion allocated to Shared Recovery Mandate, and $2.3 billion allocated to General Programs, CleanBC and Climate & Emergency Response. Contingencies help fund unexpected costs such as flood recovery, wage mandate, increased costs for government services, and emerging priorities. These allocations remain unchanged in the First Quarterly Report.

Pandemic Recovery Contingencies

Budget 2023 allocated $1.0 billion for continued measures related to the pandemic and economic recovery. Table 1.4 provides an update on the notional allocations of the Province’s pandemic measures as of June 30, 2023.

Table 1.4 2023/24 Pandemic Recovery Contingencies

$ millions	Updated Forecast
Initiative	Budget 2023	Q1
Health COVID-19 Management	875	875
Supports for Vulnerable Populations	20	20
Tourism Initiative Envelope	20	20
Unallocated: available for additional health or recovery measures	85	85
Total	1,000	1,000

Spending Recovered from Third Parties

Expenses funded by third parties are forecast to decrease by $73 million mainly due to lower recoveries from commercial Crown corporations through the fiscal agency loan program.

Operating Transfers to Service Delivery Agencies

Operating transfers to service delivery agencies are forecast to be $1.9 billion higher than Budget 2023 mainly due to higher grants to health organizations ($973 million) and education sector ($412 million) for wage mandate, a $311 million increase to BC Housing Management Commission, and an additional $247 million to other service delivery agencies. These funding increases are related to spending forecast changes noted below.

Service Delivery Agency Spending

Service delivery agency expenses are forecast to increase by $2.1 billion in 2023/24 compared to Budget 2023.

•	School district expense forecasts are higher by $177 million mainly to reflect salary increases under the Shared Recovery Mandate and higher inflationary pressures affecting operating costs.

First Quarterly Report 2023/24	| 11

Updated 2023/24 Financial Forecast

•	Post-secondary sector expenses are forecast to increase by $317 million mainly due to salary increases under the Shared Recovery Mandate, which are funded by increased provincial grants to the institutions.

•	The health authority and hospital society expense forecast is $1.2 billion higher than Budget 2023, mainly due to salary increases under the Shared Recovery Mandate and higher operating costs.

•	Other service delivery agency spending is forecast to be $455 million higher than budget mainly due to increased spending by the BC Housing Management Commission to fund additional supportive housing and various updates across a number of other agencies.

Detailed expense projections are disclosed in Table 1.9. Key spending assumptions and sensitivities are provided in the appendix Table A3.

Full-Time Equivalents for the BC Public Service

The projection of full-time equivalent (FTE) staff utilization for 2023/24 is 35,500 FTEs, an increase of 1,100 since budget, to support the continued response to a significant wildfire season and to implement key government priorities such as child care and education.

Provincial Capital Spending

Capital spending is projected to total $16.3 billion in 2023/24 — $413 million higher than the forecast in Budget 2023 (see Tables 1.5 and 1.11).

Table 1.5 2023/24 Capital Spending Update

($ millions)
Taxpayer-supported capital spending at Budget 2023	11,813
Changes:
Timing of school district spending	(29)
Timing of post-secondary institution spending	(33)
Higher health authority spending	288
Timing of transportation sector spending	(3)
Higher social housing spending	133
Other net adjustments to capital schedules	11
Total taxpayer-supported changes	367
Taxpayer-supported capital spending - updated forecast	12,180

Self-supported capital spending at Budget 2023	4,027
Higher BC Hydro spending	46
Self-supported capital spending - updated forecast	4,073
2023/24 provincial capital spending at the First Quarterly Report	16,253

Taxpayer-supported capital spending is projected at $12.2 billion. The $367 million increase since Budget 2023 is primarily due to higher planned spending on health routine capital programs by health authorities and social housing projects. This is partially offset by timing changes in capital spending on K-12 and post-secondary projects.

12 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

At $4.1 billion, self-supported capital spending is $46 million higher than Budget 2023 primarily due to changes in the timing of BC Hydro expenditures.

Projects Over $50 million

Capital spending on projects greater than $50 million is presented in Table 1.12. Since Budget 2023 thirty projects have been added to the table:

•	Carson Elementary School ($61 million);

•	Guildford Park Secondary School ($65 million);

•	La Vallée (Pemberton) Elementary School ($66 million);

•	New Cloverley Elementary School ($64 million);

•	New East Side Elementary School ($59 million);

•	North East Latimer Elementary School ($52 million);

•	Prince Rupert Middle School ($127 million);

•	Tamanawis Secondary School ($57 million);

•	Capilano University – New Squamish Campus ($63 million);

•	Vancouver Community College – Centre for Clean Energy and Automotive Innovation ($291 million);

•	Abbotsford Long-Term Care ($211 million);

•	Campbell River Long-Term Care ($134 million);

•	Delta Long-Term Care ($180 million);

•	FW Green Long-Term Care ($156 million);

•	Richmond Long-Term Care ($178 million);

•	Burnaby Hospital Redevelopment Phase 2 and BC Cancer Centre ($1.731 billion);

•	Belleville Terminal Replacement ($304 million);

•	Blackwater North Fraser Slide ($203 million);

•	Cottonwood Hill at Highway 97 Slide ($335 million);

•	Highway 1 Corridor – Falls Creek ($143 million);

•	Highway 1 Goldstream Safety Improvements ($162 million);

•	Highway 1 Jumping Creek to MacDonald ($245 million);

•	Highway 1 Selkirk ($129 million);

•	1015 Hastings St. Development ($151 million);

•	128 to 134 East Cordova St. ($166 million);

•	320 Hastings St E. Redevelopment ($86 million);

•	BC Hydro – Kootenay Canal modernize controls project ($61 million);

•	BC Hydro – Peace to Kelly Lake stations sustainment project ($344 million);

First Quarterly Report 2023/24	| 13

Updated 2023/24 Financial Forecast

•	BC Hydro – John Hart dam seismic upgrade project ($913 million); and

•	BC Hydro – Bridge River 1 replace units 1-4 generators/governors project ($313 million).

The following projects have been removed since Budget 2023 and are no longer listed in the table:

•	British Columbia Institute of Technology – Health Sciences Centre for Advanced Simulation; and

•	Highway 1 Lower Lynn Corridor improvements.

Changes since Budget 2023 for existing projects include:

•	Burnaby North Secondary project’s year of completion was amended from 2023 to 2024 to align with revised project schedule;

•	Simon Fraser University – Student Housing project’s anticipated total cost decreased from $112 million to $108 million to reflect final project cost. Other contributions decreased from $39 million to $35 million;

•	University of Victoria – Student Housing project’s anticipated total cost increased from $231 million to $236 million to reflect revised project cost. Contributions from other sources increased from $103 million to $108 million;

•	Royal Roads University – West Shore Learning Centre project’s anticipated total cost increased from $100 million to $106 million to reflect revised project cost. Contributions from other sources increased from $20 million to $26 million;

•	University of Victoria - Engineering and Computer Science Building Expansion project’s anticipated total cost increased from $90 million to $133 million to reflect revised project cost. Internal borrowing increased from $65 million to $97 million and other contributions increased from $25 million to $36 million. Project’s anticipated year of completion was amended to align with revised project schedule;

•	British Columbia Institute of Technology – Student Housing project’s year of completion was amended from 2024 to 2025 to align with revised project schedule;

•	North Island College – Student Housing project’s year of completion was amended from 2024 to 2025 to align with revised project schedule;

•	Vancouver Island University – Student Housing project’s year of completion was amended from 2025 to 2026 to align with revised project schedule;

•	Peace Arch Hospital Renewal project’s anticipated total cost decreased from $91 million to $87 million to reflect revised project cost. Other contributions decreased from $83 million to $79 million;

•	The Clinical and Systems Transformation project’s anticipated total cost increased from $754 million to $799 million to reflect revised project cost. Other contributions increased from $52 million to $97 million;

•	Burnaby Hospital Redevelopment – Phase 1 project’s anticipated total cost increased from $612 million to $683 million to reflect the revised project scope. Internal borrowing increased from $578 million to $633 million and other contributions increased from $34 million to $50 million;

14 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

•	Dawson Creek and District Hospital Replacement project’s anticipated total cost increased from $378 million to $590 million to reflect the updated post-tender budget. Internal borrowing increased from $247 million to $413 million and other contributions increased from $131 million to $177 million;

•	Royal Inland Hospital Phil and Jennie Gaglardi Tower project’s year of completion was amended from 2026 to 2027 to align with revised project schedule;

•	Cariboo Memorial Hospital Redevelopment project’s year of completion was amended from 2028 to 2029 to align with revised project schedule;

•	Vancouver General Hospital – Operating Rooms Renewal Phase 2 project’s year of completion was amended from 2028 to 2029 to align with revised project schedule;

•	Royal BC Museum – Collections and Research Building project’s anticipated total cost increased from $224 million to $270 million to reflect revised project budget. Internal borrowing increased from $224 million to $270 million;

•	Highway 1 Chase Four-Laning project’s anticipated total cost decreased from $220 million to $196 million to reflect revised project cost. Internal borrowing decreased from $208 million to $184 million;

•	Highway 1 Salmon Arm West project’s anticipated total cost decreased from $155 million to $140 million to reflect revised project cost. Internal borrowing decreased from $124 million to $109 million;

•	Highway 1 Quartz Creek Bridge Replacement project’s anticipated total cost decreased from $121 million to $119 million to reflect revised project cost. Internal borrowing decreased from $71 million to $69 million;

•	BC Transit Victoria HandyDART Facility project’s anticipated total cost increased from $60 million to $84 million to reflect revised project cost. Internal borrowing increased from $26 million to $41 million and other contributions increased from $13 million to $22 million;

•	Highway 1 R.W. Bruhn Bridge project’s year of completion was amended from 2025 to 2027 to align with revised project schedule. The project’s anticipated total cost increased from $225 million to $255 million to reflect revised project cost. Internal borrowing increased from $134 million to $164 million;

•	UBC load increase stage 2 project’s anticipated total cost decreased from $56 million to $53 million as final costs were lower than estimated for underground works;

•	Bridge River 2 upgrade units 7 and 8 project’s anticipated total cost decreased from $78 million to $75 million due to lower contractor cost;

•	Mica units 1 to 4 generator transformers replacement project’s anticipated total cost increased from $80 million to $89 million due to purchasing additional spare transformer and constructing infrastructure to store this equipment;

•	Mount Lehman substation upgrade project’s anticipated total cost decreased from $58 million to $55 million due to construction efficiencies and an earlier in service date; and

•	Wahleach refurbish generator project’s anticipated total cost increased from $51 million to $64 million to reflect changes to project scope, severe weather in 2021 and supply chain disruptions.

First Quarterly Report 2023/24	| 15

Updated 2023/24 Financial Forecast

Provincial Debt

The provincial debt is projected to total $103.0 billion by the end of the fiscal year — $4.9 billion lower than the forecast in Budget 2023. This improvement is primarily due to lower debt balance from fiscal 2022/23 and changes in cash balances.

Table 1.6 2023/24 Provincial Debt Update 1

($ millions)
Taxpayer-supported debt forecast at Budget 2023	75,617
Changes:
Lower debt level from 2022/23	(3,767)
Changes in operating results (before forecast allowance)	2,458
Non-cash items	57
Changes in cash balances [2]	(3,760)
Changes in other working capital balances [3]	(200)
Taxpayer-supported capital spending	367
Total taxpayer-supported changes	(4,845)
Taxpayer-supported debt - updated forecast	70,772

Self-supported debt forecast at Budget 2023	31,607
Changes:
Lower debt level from 2022/23	(296)
Higher capital spending	46
Changes in internal financing	205
Total self-supported changes	(45)

Self-supported debt - updated forecast	31,562
Forecast allowance	700
2023/24 provincial debt forecast at the First Quarterly Report	103,034

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.
[2]	Reflects changes in cash balances at April 1, 2023 and includes all cash balances from the Consolidated Revenue Fund, School Districts, Universities, Colleges, Health Authorities, Hospital Societies and other taxpayer-supported agencies.
[3]	Changes in other working capital balances include changes in accounts receivables, accounts payable, accrued liabilities, deferred revenue, investments, restricted assets and other assets.

Taxpayer-supported debt is forecast to be $70.8 billion at the end of 2023/24 — $4.8 billion lower than forecast in Budget 2023. This decrease reflects a lower opening balance of $3.8 billion, and changes in cash and other working capital balances of $4.0 billion, offset by higher operating deficit of $2.5 billion and higher capital spending of $367 million.

The taxpayer-supported debt-to-GDP ratio is projected to end 2023/24 at 17.6 per cent — 1.3 percentage points lower than forecast in Budget 2023. The taxpayer-supported debt-to-revenue ratio is forecast to end the fiscal year at 95.5 per cent — 4.6 percentage points lower than forecast at budget.

16 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Chart 1.4 Debt Affordability

1  The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

Self-supported debt is forecast to be $31.6 billion at the end of 2023/24 — consistent with the forecast in Budget 2023. The forecast allowance remains at $700 million.

While the Province’s debt level is expected to increase by $13.6 billion over the year, the B.C. government is able to borrow at relatively low interest rates, with debt affordability remaining at levels that are lower than they have been historically. The Province’s taxpayer-supported interest bite is 3.1 cents per dollar of revenue.

Details on provincial debt are shown in Table 1.13.

Total provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking fund investments and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province. The reconciliation between provincial debt and the financial statement debt is shown in Table 1.14.

Risks to the Fiscal Forecast

The major risks to the updated economic and fiscal forecasts include persistent price pressures leading to higher than anticipated interest rates for longer and weaker global demand. Other risks include climate change impacts, housing affordability, and volatility in commodity markets.

Personal and corporate income tax revenues take over a year to finalize. For example, tax assessments for the 2022 tax year will not be finalized until March 2024 (and assessments for the 2023 tax year will not be finalized until March 2025, and so on). Property transfer tax and provincial sales tax revenues are impacted by the number of residential transactions, average home sale prices and the amount of taxable purchases of goods and services. Natural resource revenues are affected by international commodity prices, and the health of B.C.’s major trading partners.

First Quarterly Report 2023/24	| 17

Updated 2023/24 Financial Forecast

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency plans. Risks include changes in planning assumptions such as demand for government services in the health care, education, and community social services sectors, as well as costs associated with fighting forests fires and responding to other natural disasters.

Capital spending may be influenced by several factors including design development, procurement activity, labour shortages, ongoing supply chain issues, inflation, weather, geotechnical conditions and interest rates.

As a result of these uncertainties, the actual operating result, capital spending, and debt levels may differ from the current forecast. Government will continue to update the fiscal outlook throughout the year in the second and third quarterly reports.

The potential fiscal impacts from these risks may be partly offset by the prudence incorporated in the updated forecast, including an economic outlook within the range of the private sector forecasters, the $5.5 billion contingencies vote allocation, and the $700 million forecast allowance.

18 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Supplementary Schedules

The following tables provide the financial results for the three months ended June 30, 2023 and the 2023/24 full-year forecast.

Table 1.7 2023/24 Operating Statement

	Year-to-Date to June 30				Full Year
	2023/24			Actual	2023/24			Actual
($ millions)	Budget	Actual	Variance	2022/23 [1]	Budget	Forecast	Variance	2022/23
Revenue	20,106	20,729	623	17,751	77,690	76,228	(1,462)	81,536
Expense	(17,834)	(18,405)	(571)	(16,619)	(81,206)	(82,202)	(996)	(80,832)
Surplus (deficit) before forecast allowance	2,272	2,324	52	1,132	(3,516)	(5,974)	(2,458)	704
Forecast allowance	-	-	-	-	(700)	(700)	-	-
Surplus (deficit)	2,272	2,324	52	1,132	(4,216)	(6,674)	(2,458)	704
Accumulated surplus (deficit) beginning of the year before remeasurement gains and losses	8,355	2,905	(5,450)	2,211	8,355	2,905	(5,450)	2,201
Adjustments to accumulated surplus (deficit) [1]	-	942	942	674	-	-	-	-
Accumulated surplus (deficit) before remeasurement gains and losses	10,627	6,171	(4,456)	4,017	4,139	(3,769)	(7,908)	2,905
Effect of remeasurement gains and (losses)	(836)	(282)	554	170	(836)	(202)	634	(202)
Accumulated surplus (deficit) end of period	9,791	5,889	(3,902)	4,187	3,303	(3,971)	(7,274)	2,703

[1]	Restated to reflect government’s current accounting policies.

First Quarterly Report 2023/24	| 19

Updated 2023/24 Financial Forecast

Table 1.8 2023/24 Revenue by Source

	Year-to-Date to June 30				Full Year
	2023/24			Actual	2023/24			Actual
($ millions)	Budget	Actual	Variance	2022/23 [1]	Budget	Forecast	Variance	2022/23
Taxation
Personal income	3,942	3,942	-	3,181	15,953	15,431	(522)	17,268
Corporate income	3,533	3,533	-	2,612	5,938	6,037	99	9,156
Employer health	683	679	(4)	599	2,731	2,750	19	2,720
Sales [2]	2,460	2,709	249	2,319	10,187	10,362	175	9,818
Fuel	239	239	-	250	1,072	1,042	(30)	1,021
Carbon	680	708	28	566	2,811	2,700	(111)	2,161
Tobacco	126	123	(3)	157	565	520	(45)	531
Property	864	861	(3)	773	3,488	3,591	103	3,253
Property transfer	507	555	48	863	1,799	1,950	151	2,293
Insurance premium	194	194	-	165	780	810	30	804
	13,228	13,543	315	11,485	45,324	45,193	(131)	49,025
Natural resource
Natural gas royalties	505	193	(312)	552	2,016	837	(1,179)	2,255
Forests	148	149	1	277	846	886	40	1,887
Other natural resource revenues [3]	415	481	66	587	1,902	1,661	(241)	2,056
	1,068	823	(245)	1,416	4,764	3,384	(1,380)	6,198
Other revenue
Post-secondary education fees	484	483	(1)	463	2,770	2,829	59	2,651
Fees and licenses [4]	554	590	36	555	2,412	2,434	22	2,277
Investment earnings	350	418	68	291	1,349	1,409	60	1,316
Miscellaneous [5]	874	1,089	215	976	3,989	3,995	6	4,445
	2,262	2,580	318	2,285	10,520	10,667	147	10,689
Contributions from the federal government
Health and social transfers	2,243	2,516	273	2,098	8,970	9,252	282	8,769
Other federal government contributions [6]	694	531	(163)	522	4,623	4,240	(383)	3,757
	2,937	3,047	110	2,620	13,593	13,492	(101)	12,526
Commercial Crown corporation net income
BC Hydro	21	(4)	(25)	(12)	712	712	-	360
Liquor Distribution Branch	303	304	1	324	1,150	1,150	-	1,199
BC Lottery Corporation [7]	286	292	6	405	1,456	1,456	-	1,584
ICBC [8]	(39)	95	134	(817)	-	-	-	(197)
Other [9]	40	49	9	45	171	174	3	152
	611	736	125	(55)	3,489	3,492	3	3,098
Total revenue	20,106	20,729	623	17,751	77,690	76,228	(1,462)	81,536

[1]	Restated to reflect government’s current accounting policies.
[2]	Includes provincial sales tax and HST/PST housing transition tax related to prior years.
[3]	Columbia River Treaty, other energy and minerals, water rental and other resources.
[4]	Healthcare-related, motor vehicle, and other fees.
[5]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.
[6]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.
[7]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).
[8]	2022/23 full year actual does not include non-controlling interest and will be restated in future quarterly reports to reflect the adoption of IFRS 9 and IFRS 17.
[9]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

20 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Table 1.9 2023/24 Expense by Ministry, Program and Agency

	Year-to-Date to June 30				Full Year
	2023/24			Actual	2023/24			Actual
($ millions)	Budget	Actual	Variance	2022/23 [1]	Budget	Forecast	Variance	2022/23
Office of the Premier	4	4	-	4	16	16	-	14
Agriculture and Food	24	25	1	38	112	112	-	292
Attorney General	202	219	17	202	773	776	3	807
Children and Family Development	474	451	(23)	401	1,912	1,912	-	1,743
Citizens’ Services	155	191	36	172	683	683	-	768
Education and Child Care	2,470	2,587	117	2,330	8,874	8,874	-	8,233
Emergency Management and Climate Readiness	28	27	(1)	27	101	101	-	821
Energy, Mines and Low Carbon Innovation	21	18	(3)	17	129	134	5	399
Environment and Climate Change Strategy	48	66	18	78	255	263	8	574
Finance	412	472	60	197	1,578	1,682	104	4,059
Forests	218	283	65	206	925	1,687	762	1,190
Health	6,373	6,464	91	6,030	28,674	28,674	-	26,385
Housing	213	214	1	163	897	897	-	897
Indigenous Relations and Reconciliation	47	39	(8)	84	188	188	-	777
Jobs, Economic Development and Innovation	28	34	6	26	113	113	-	225
Labour	5	9	4	7	21	21	-	34
Mental Health and Addictions	4	4	-	3	27	27	-	198
Municipal Affairs	228	175	(53)	230	269	269	-	1,923
Post-Secondary Education and Future Skills	718	755	37	656	2,770	2,770	-	2,691
Public Safety and Solicitor General	260	243	(17)	248	1,028	1,028	-	1,126
Social Development and Poverty Reduction	1,136	1,162	26	1,111	4,745	4,745	-	4,689
Tourism, Arts, Culture and Sport	60	55	(5)	39	182	182	-	427
Transportation and Infrastructure	246	240	(6)	237	1,021	1,021	-	2,044
Water, Land and Resource Stewardship	27	43	16	34	124	124	-	464
Total ministries and Office of the Premier	13,401	13,780	379	12,540	55,417	56,299	882	60,780
Management of public funds and debt	294	346	52	332	1,309	1,400	91	1,314
Contingencies - Shared Recovery Mandate	-	-	-	-	2,200	2,200	-	-
Contingencies - General programs, CleanBC and Climate & Emergency Response	-	-	-	-	2,300	2,300	-	1
Pandemic Recovery Contingencies	-	-	-	151	1,000	1,000	-	-
Funding for capital expenditures	464	382	(82)	238	4,540	4,429	(111)	2,248
Refundable tax credit transfers	676	664	(12)	497	3,159	3,078	(81)	3,920
Legislative Assembly and other appropriations	50	46	(4)	38	214	216	2	181
Total appropriations	14,885	15,218	333	13,796	70,139	70,922	783	68,444
Elimination of transactions between appropriations [2]	-	(8)	(8)	(4)	(32)	(33)	(1)	(24)
Prior year liability adjustments	-	-	-	-	-	-	-	(98)
Consolidated revenue fund expense	14,885	15,210	325	13,792	70,107	70,889	782	68,322
Expenses recovered from external entities	867	879	12	693	4,909	4,836	(73)	4,919
Elimination of funding provided to service delivery agencies	(9,666)	(9,133)	533	(8,495)	(41,212)	(43,044)	(1,832)	(38,236)
Total direct program spending	6,086	6,956	870	5,990	33,804	32,681	(1,123)	35,005
Service delivery agency expense
School districts	2,428	2,460	32	2,253	8,356	8,533	177	7,933
Universities	1,451	1,493	42	1,385	6,369	6,534	165	6,053
Colleges and institutes	379	385	6	379	1,574	1,726	152	1,591
Health authorities and hospital societies	5,601	5,379	(222)	5,043	22,645	23,815	1,170	22,814
Other service delivery agencies	1,889	1,732	(157)	1,569	8,458	8,913	455	7,436
Total service delivery agency expense	11,748	11,449	(299)	10,629	47,402	49,521	2,119	45,827
Total expense	17,834	18,405	571	16,619	81,206	82,202	996	80,832

[1]	Restated to reflect government’s current organization and accounting policies.
[2]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

First Quarterly Report 2023/24	| 21

Updated 2023/24 Financial Forecast

Table 1.10 2023/24 Expense by Function

	Year-to-Date to June 30				Full Year
	2023/24			Actual	2023/24			Actual
($ millions)	Budget	Actual	Variance	2022/23 [1]	Budget	Forecast	Variance	2022/23
Health [2]	7,035	7,217	182	6,614	30,927	30,956	29	30,322
Education [3]	4,521	4,686	165	4,277	17,600	17,862	262	16,991
Social services	2,087	2,061	(26)	1,783	9,158	9,148	(10)	9,652
Protection of persons and property	567	558	(9)	567	2,324	2,319	(5)	3,483
Transportation	569	618	49	507	2,616	2,634	18	3,319
Natural resources and economic development	817	950	133	773	4,432	5,161	729	6,284
Other	1,039	1,009	(30)	762	3,485	3,437	(48)	5,736
Contingencies - Shared Recovery Mandate	-	-	-	-	2,200	2,200	-	-
Contingencies - General programs, CleanBC and Climate & Emergency Response [4]	-	-	-	-	2,300	2,300	-	-
Pandemic Recovery Contingencies [4]	-	-	-	151	1,000	1,000	-	-
General government	456	527	71	480	1,929	1,931	2	2,326
Debt servicing	743	779	36	705	3,235	3,254	19	2,719
Total expense	17,834	18,405	571	16,619	81,206	82,202	996	80,832

[1]	Figures have been restated to reflect government’s current accounting policies.
[2]	Payments for healthcare services by the Ministry of Social Development and Poverty Reduction and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.
[3]	Payments for training costs by the Ministry of Social Development and Poverty Reduction made on behalf of its clients are reported in the Education function.
[4]	Contingencies for the prior fiscal year are reported in the relevant functions; the current year forecast is not yet allocated to functions.

22 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Table 1.11 2023/24 Capital Spending

	Year-to-Date to June 30				Full Year
	2023/24			Actual	2023/24			Actual
($ millions)	Budget	Actual	Variance	2022/23	Budget	Forecast	Variance	2022/23
Taxpayer-supported
Education
School districts	233	184	(49)	214	1,019	990	(29)	934
Post-secondary institutions	258	219	(39)	161	1,716	1,683	(33)	1,071
Health	218	195	(23)	129	3,243	3,531	288	1,915
BC Transportation Financing Authority	851	392	(459)	393	3,947	3,968	21	1,823
BC Transit	60	22	(38)	26	232	208	(24)	100
Government ministries	116	97	(19)	78	701	699	(2)	470
Social housing [1]	140	232	92	62	808	941	133	357
Other	21	19	(2)	12	147	160	13	85
Total taxpayer-supported	1,897	1,360	(537)	1,075	11,813	12,180	367	6,755

Self-supported
BC Hydro	1,145	1,099	(46)	894	3,815	3,861	46	3,919
Columbia Basin power projects [2]	2	5	3	2	9	9	-	10
BC Railway Company	1	1	0	-	7	7	-	6
ICBC	13	8	(5)	18	65	65	-	41
BC Lottery Corporation [3]	18	6	(12)	4	103	103	-	95
Liquor Distribution Branch	6	2	(4)	3	28	28	-	16
Other [4]	-	-	-	-	-	-	-	78
Total self-supported	1,185	1,121	(64)	921	4,027	4,073	46	4,165

Total capital spending	3,082	2,481	(601)	1,996	15,840	16,253	413	10,920

[1]	Includes BC Housing Management Commission and Provincial Rental Housing Corporation.
[2]	Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.
[3]	Excludes right-of-use assets except for 2022/23 full year actual.
[4]	Includes post-secondary institutions’ self-supported subsidiaries.

First Quarterly Report 2023/24	| 23

Updated 2023/24 Financial Forecast

Table 1.12 Capital Expenditure Projects Greater Than $50 million 1
Note: Information in bold type denotes changes from Budget 2023 released on February 28, 2023.

($ millions)	Year of Completion	Project Cost to Jun. 30, 2023	Estimated Cost to Complete	Anticipated Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Schools
Centennial Secondary [2]	2017	59	2	61	61	-	-	-
Grandview Heights Secondary [2]	2021	78	5	83	63	-	-	20
New Westminster Secondary [2]	2021	93	14	107	107	-	-	-
Handsworth Secondary [2]	2022	66	3	69	69	-	-	-
Pexsisen Elementary and Centre Mountain Lellum Middle [2]	2022	88	1	89	89	-	-	-
Quesnel Junior School [2]	2022	46	6	52	52	-	-	-
Stitó:s Lá:lém totí:lt Elementary Middle School [2]	2022	52	2	54	49	-	-	5
Coast Salish Elementary [3]	2023	22	21	43	38	-	-	5
Burnaby North Secondary	2024	94	14	108	99			9
Cowichan Secondary	2024	38	48	86	84	-	-	2
Eric Hamber Secondary	2024	66	40	106	94	-	-	12
Victoria High School	2024	80	20	100	97	-	-	3
North East Latimer Elementary	2025	-	52	52	52	-	-	-
Burke Mountain Secondary	2026	4	156	160	135	-	-	25
Carson Elementary	2026	-	61	61	61	-	-	-
New East Side Elementary	2026	-	59	59	59	-	-	-
New Cloverley Elementary	2026	-	64	64	61	-	-	3
Pineview Valley Elementary	2026	-	65	65	65	-	-	-
George Pringle Secondary (formerly Westside Secondary)	2027	7	99	106	103	-	-	3
La Vallée (Pemberton) Elementary	2027	-	66	66	66	-	-	-
Prince Rupert Middle	2027	-	127	127	127	-	-	-
Guildford Park Secondary	2028	-	65	65	60	-	-	5
Tamanawis Secondary	2028	-	57	57	52	-	-	5
Seismic mitigation program [4]	2030	1,390	636	2,026	2,026	-	-	-
Total schools		2,183	1,683	3,866	3,769	-	-	97
Post-secondary institutions
Simon Fraser University - Student Housing [2]	2023	108	-	108	73	-	-	35
University of Victoria – Student Housing	2023	200	36	236	128	-	-	108
Capilano University
– New Squamish Campus	2023	63	-	63	48	-	-	15
Okanagan College – Student Housing	2024	16	59	75	74	-	-	1
Capilano University – Student Housing	2024	6	52	58	41	-	-	17
Royal Roads University - West Shore Learning Centre	2024	33	73	106	80	-	-	26
British Columbia Institute of Technology – Student Housing	2025	27	93	120	108	-	-	12
North Island College – Student Housing	2025	5	73	78	76	-	-	2
The University of British Columbia
– School of Biomedical Engineering	2025	35	104	139	25	-	-	114
University of the Fraser Valley – Student Housing	2025	-	75	75	63	-	-	12
University of Victoria
– Engineering and Computer Science Building Expansion	2026	5	128	133	97	-	-	36
Vancouver Island University – Student Housing and Dining	2026	-	88	88	87	-	-	1
British Columbia Institute of Technology
– Trades and Technology Complex	2027	1	177	178	152	-	-	26
Douglas College – Academic and Student Housing	2027	4	289	293	203	-	-	90
Vancouver Community College
– Centre for Clean Energy & Automotive Innovation	2027	-	291	291	271	-	-	20
Total post-secondary institutions		503	1,538	2,041	1,526	-	-	515

24 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Table 1.12 Capital Expenditure Projects Greater Than $50 million 1
Note: Information in bold type denotes changes from Budget 2023 released on February 28, 2023.

($ millions)	Year of Completion	Project Cost to Jun. 30, 2023	Estimated Cost to Complete	Anticipated Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Health facilities
Royal Columbian Hospital Redevelopment – Phase 1 [2]	2020	247	4	251	242	-	-	9
Red Fish Healing Centre for Mental Health and Addiction - θəqiʔ ɫəwʔənəq leləm [2]	2021	129	2	131	131	-	-	-
Vancouver General Hospital – Operating Rooms
Renewal – Phase 1 [2]	2021	101	1	102	35	-	-	67
Peace Arch Hospital Renewal [2]	2022	86	1	87	8	-	-	79
Penticton Regional Hospital Patient Care Tower [2]
– Direct procurement	2022	65	11	76	18	-	-	58
– P3 contract	2019	232	-	232	-	139	-	93
Dogwood Lodge Long-Term Care Home Replacement	2023	56	9	65	-	-	-	65
Lions Gate Hospital – New Acute Care Facility	2024	146	164	310	144	-	-	166
Nanaimo Regional General Hospital – ICU/HAU Redevelopment	2024	31	29	60	22	-	-	38
Stuart Lake Hospital Replacement	2024	61	97	158	140	-	-	18
Clinical and Systems Transformation	2025	726	73	799	702	-	-	97
iHealth Project – Vancouver Island Health Authority	2025	133	22	155	55	-	-	100
Mills Memorial Hospital Replacement	2026	421	212	633	513	-	-	120
Royal Columbian Hospital Redevelopment Phases 2 & 3 [5]	2026	487	757	1,244	1,182	-	-	62
Abbotsford Long-Term Care	2027	-	211	211	157	-	-	54
Burnaby Hospital Redevelopment - Phase 1	2027	68	615	683	633	-	-	50
Campbell River Long-Term Care	2027	-	134	134	80	-	-	54
Cowichan District Hospital Replacement	2027	92	1,354	1,446	1,148	-	-	298
Dawson Creek and District Hospital Replacement	2027	23	567	590	413	-	-	177
Delta Long-Term Care	2027	-	180	180	162	-	-	18
New St Paul’s Hospital	2027	606	1,574	2,180	1,327	-	-	853
New Surrey Hospital and BC Cancer Centre	2027	9	1,715	1,724	1,664	-	-	60
Richmond Long-Term Care	2027	-	178	178	178	-	-	-
Royal Inland Hospital Phil and Jennie Gaglardi Tower
– Direct procurement	2027	62	67	129	39	-	-	90
– P3 contract	2022	288	-	288	-	164	-	124
Western Communities Long-Term Care	2027	-	224	224	157	-	-	67
Centre for Children and Youth Living with Health Complexity	2028	3	219	222	193	-	-	29
St. Vincent’s Heather Long-Term Care	2028	1	206	207	207	-	-	-
Cariboo Memorial Hospital Redevelopment	2029	25	342	367	257	-	-	110
FW Green Long-Term Care	2029	-	156	156	94	-	-	62
Vancouver General Hospital –
Operating Rooms Renewal – Phase 2	2029	10	322	332	312	-	-	20
Burnaby Hospital Redevelopment Phase 2 and BC Cancer Centre	2030	-	1,731	1,731	1,703	-	-	28
Richmond Hospital Redevelopment [6]	2031	5	856	861	791	-	-	70
Total health facilities		4,113	12,033	16,146	12,707	303	-	3,136

First Quarterly Report 2023/24	| 25

Updated 2023/24 Financial Forecast

Table 1.12 Capital Expenditure Projects Greater Than $50 million 1
Note: Information in bold type denotes changes from Budget 2023 released on February 28, 2023.

($ millions)	Year of Completion	Project Cost to Jun. 30, 2023	Estimated Cost to Complete	Anticipated Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Transportation
Highway 91 Alex Fraser Bridge Capacity Improvements [2]	2019	67	3	70	37	-	33	-
Highway 1 Illecillewaet Four-Laning and Brake Check improvements [2]	2021	74	1	75	59	-	16	-
Highway 99 10-Mile Slide [2]	2021	75	9	84	84	-	-	-
Highway 4 Kennedy Hill Safety Improvements[2]	2022	54	-	54	40	-	14	-
Highway 14 Corridor improvements	2023	66	11	77	48	-	29	-
Highway 1 Chase Four-Laning	2023	99	97	196	184	-	12	-
Highway 1 Salmon Arm West	2023	88	52	140	109	-	31	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements	2023	241	19	260	87	-	82	91
Kootenay Lake ferry service upgrade	2023	51	34	85	68	-	17	-
West Fraser Road Realignment	2023	62	41	103	103	-	-	-
Highway 1 Quartz Creek Bridge Replacement	2024	61	58	119	69	-	50	-
Highway 1 Ford Road to Tappen Valley Road Four-Laning	2024	43	200	243	161	-	82	-
Highway 1 Kicking Horse Canyon Phase 4 [7]	2024	495	106	601	386	-	215	-
Pattullo Bridge Replacement [8]	2024	722	655	1,377	1,076	301	-	-
Highway 5 Corridor	2024	141	209	350	350	-	-	-
Highway 1 Corridor - Falls Creek	2024	3	140	143	143	-	-	-
BC Transit Victoria HandyDART Facility	2025	24	60	84	41	-	21	22
Highway 1 216th - 264th Street widening	2025	59	286	345	226	-	96	23
Highway 7 Widening - 266th St to 287th St.	2025	34	72	106	77	-	29	-
Highway 99 / Steveston Interchange, Transit & Cycling Improvements [9]	2025	39	98	137	137	-	-	-
Highway 17 Keating Cross Overpass	2025	12	65	77	58	-	17	2
Broadway Subway [10]	2026	1,185	1,642	2,827	1,380	450	897	100
Blackwater North Fraser Slide	2026	-	203	203	203	-	-	-
Cottonwood Hill at Highway 97 Slide	2026	-	335	335	335	-	-	-
Highway 1 Selkirk	2026	5	124	129	97	-	32	-
Highway 1 Jumping Creek to MacDonald	2027	10	235	245	199	-	46	-
Highway 1 Goldstream Safety Improvements	2027	12	150	162	162	-		-
Belleville Terminal Replacement	2027	3	301	304	262	-	42	-
Highway 1 R.W. Bruhn Bridge	2027	36	219	255	164	-	91	-
Surrey Langley SkyTrain Project [11]	2028	98	3,912	4,010	2,476	-	1,306	228
Fraser River Tunnel Project [9,12]	2030	58	4,090	4,148	4,148	-	-	-
Total transportation		3,917	13,427	17,344	12,969	751	3,158	466
Housing
Stanley New Fountain [2]	2023	77	1	78	9	-	-	69
13583 81st Ave	2023	46	4	50	37	-	-	13
Crosstown	2024	41	31	72	61	-	-	11
58 W Hastings	2024	39	119	158	67	-	19	72
1015 Hastings St. Development	2025	14	137	151	110	-	22	19
128 to 134 East Cordova St.	2025	10	156	166	36	-	27	103
320 Hastings St. E. Redevelopment	2025	-	86	86	49	-	5	32
Clark & 1st Ave	2026	7	102	109	75	-	-	34
Total housing		234	636	870	444	-	73	353
Other taxpayer-supported
Nanaimo Correctional Centre Replacement	2024	124	57	181	181	-	-	-
Royal BC Museum –
Collections and Research Building	2025	31	239	270	270	-	-	-
Total other taxpayer-supported		155	296	451	451	-	-	-
Total taxpayer-supported		11,105	29,613	40,718	31,866	1,054	3,231	4,567

26 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Table 1.12 Capital Expenditure Projects Greater Than $50 million 1
Note: Information in bold type denotes changes from Budget 2023 released on February 28, 2023.

($ millions)	Year of Completion	Project Cost to Jun. 30, 2023	Estimated Cost to Complete	Anticipated Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Power generation and transmission
BC Hydro
–UBC load increase stage 2 project [2]	2020	53	-	53	53	-	-	-
–Bridge River 2 upgrade units 7 and 8 project [2]	2021	74	1	75	75	-	-	-
–LNG Canada load interconnection project [2]	2021	81	1	82	58	-	-	24
–Peace Region Electricity Supply (PRES) project [2,13]	2021	218	1	219	219	-	TBD	-
–Mica replace units 1 to 4 generator transformers project [2]	2022	76	13	89	89	-	-	-
–Mount Lehman substation upgrade project [2]	2023	55	-	55	55	-	-	-
– G.M. Shrum G1 to 10 control system upgrade	2023	69	6	75	75	-	-	-
– 5L063 Telkwa relocation project	2023	47	19	66	66	-	-	-
– Lake Buntzen 1 Coquitlam Tunnel Gates Refurbishment project	2023	46	21	67	67	-	-	-
– Street light replacement program	2023	56	19	75	75	-	-	-
– Various Sites - NERC Critical Infrastructure Protection implementation project for cyber assets	2023	44	16	60	60	-	-	-
– Wahleach refurbish generator project	2023	52	12	64	64	-	-	-
– Capilano substation upgrade project	2024	61	26	87	87	-	-	-
– Mica modernize controls project	2024	48	8	56	56	-	-	-
– Vancouver Island radio system project	2024	42	11	53	53	-	-	-
– Natal - 60-138 kV switchyard upgrade project	2025	29	55	84	84	-	-	-
–Site C project [14]	2025	11,669	4,331	16,000	16,000	-	-	-
– Sperling substation metalclad switchgear replacement project	2026	37	39	76	76	-	-	-
– Treaty Creek Terminal - Transmission Load Interconnection (KSM) project	2026	29	80	109	72	-	-	37
– Mainwaring station upgrade project	2026	14	140	154	154	-	-	-
–Kootenay Canal modernize controls project	2028	4	57	61	61	-	-	-
–Peace to Kelly Lake stations sustainment project	2028	25	319	344	344	-	-	-
–John Hart dam seismic upgrade project	2029	89	824	913	913	-	-	-
–Bridge River 1 replace units 1-4 generators / governors project	2030	14	299	313	313	-	-	-
Total power generation and transmission		12,932	6,298	19,230	19,169	-	-	61
Total self-supported		12,932	6,298	19,230	19,169	-	-	61
Total $50 million projects		24,037	35,911	59,948	51,035	1,054	3,231	4,628

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

[2]	Assets have been put into service and only trailing costs remain.

[3]	The anticipated total cost was previously reported as $52 million and has been reduced to $43 million to reflect current estimates.

[4]	The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.

[5]	The Royal Columbian Hospital new acute care tower is expected to be available to patients in 2025.

[6]	The Richmond Hospital new acute care tower is expected to be available to patients in 2028.

[7]	Kicking Horse Canyon Project costs exclude $11 million of past planning costs which are expensed.

[8]	Pattullo Bridge forecasted to open to the public in 2024 with old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items.

[9]	Project is part of the Highway 99 Tunnel Program.

[10]	The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.

[11]	Total project cost includes $3.939 billion capital costs and $0.071 billion operating costs.

[12]	The Fraser River Tunnel is forecasted to open to the public in 2030 with the removal of the existing tunnel to follow.

[13]	The total cost represents the gross cost of the project and has not been netted for Federal Government contributions. The Federal Government’s contribution amount is dependent on the final actual project costs and what costs are eligible under the agreement.

[14]	The approved updated project cost estimate is $16 billion, with a project in-service date of 2025 (first and last generating unit in-service in December 2024 and 2025, respectively). The anticipated project cost and cost to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

First Quarterly Report 2023/24	| 27

Updated 2023/24 Financial Forecast

Table 1.13 2023/24 Provincial Debt 1

	Year-to-Date to June 30				Full Year
	2023/24			Actual	2023/24			Actual
($ millions)	Budget	Actual	Variance	2022/23	Budget	Forecast	Variance	2022/23
Taxpayer-supported debt
Provincial government
Operating	-	-	-	4,710	2,440	1,871	(569)	-
Capital [2]	37,817	37,366	(451)	36,801	44,089	40,739	(3,350)	36,538
Total provincial government	37,817	37,366	(451)	41,511	46,529	42,610	(3,919)	36,538
Taxpayer-supported entities
BC Transportation Financing Authority	19,570	19,570	-	17,623	23,171	22,930	(241)	18,992
Health authorities and hospital societies	2,147	2,047	(100)	1,833	2,381	2,380	(1)	1,983
Post-secondary institutions	909	909	-	924	952	944	(8)	910
Social housing [3]	1,244	1,044	(200)	1,190	2,227	1,566	(661)	1,241
Other	294	297	3	171	357	342	(15)	270
Total taxpayer-supported entities	24,164	23,867	(297)	21,741	29,088	28,162	(926)	23,396
Total taxpayer-supported debt	61,981	61,233	(748)	63,252	75,617	70,772	(4,845)	59,934
Self-supported debt	30,339	30,347	8	28,795	31,607	31,562	(45)	29,492
Total debt before forecast allowance	92,320	91,580	(740)	92,047	107,224	102,334	(4,890)	89,426
Forecast allowance	-	-	-	-	700	700	-	-
Total provincial debt	92,320	91,580	(740)	92,047	107,924	103,034	(4,890)	89,426

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	Includes debt incurred by the government to fund the building of capital assets in the education, health, social housing and other sectors.

[3]	Includes debt incurred by BC Housing Management Commission and the Provincial Rental Housing Corporation to fund investments in affordable housing through HousingHub. The debt forecast reflects projects that have been approved as of June 2023.

28 |	First Quarterly Report 2023/24

Updated 2023/24 Financial Forecast

Table 1.14 2023/24 Statement of Financial Position

($ millions)	Actual March 31, 2023	Year-to-Date June 30, 2023	Forecast March 31, 2024
Financial assets:
Cash and temporary investments	8,247	6,310	2,961
Other financial assets	19,077	19,398	16,492
Sinking funds	521	531	485
Investments in commercial Crown corporations:
Retained earnings	12,634	13,086	13,349
Recoverable capital loans	28,145	29,001	30,147
Total investments in commercial Crown corporations	40,779	42,087	43,496
Total financial assets	68,624	68,326	63,434
Liabilities:
Accounts payable, accrued liabilities and others	25,402	21,045	22,305
Deferred revenue	15,005	15,081	16,068
Debt:
Taxpayer-supported debt	59,934	61,233	70,772
Self-supported debt	29,492	30,347	31,562
Forecast allowance	-	-	700
Total provincial debt	89,426	91,580	103,034
Add: debt offset by sinking funds	521	531	485
Add: foreign exchange adjustments	472	326	-
Less : guarantees and non-guaranteed debt	(1,523)	(1,897)	(1,415)
Financial statement debt	88,896	90,540	102,104
Total liabilities	129,303	126,666	140,477
Net liabilities	(60,679)	(58,340)	(77,043)
Capital and other non-financial assets:
Tangible capital assets	59,811	60,503	69,032
Other non-financial assets	3,571	3,726	4,040
Total capital and other non-financial assets	63,382	64,229	73,072
Accumulated surplus (deficit)	2,703	5,889	(3,971)

Changes in Financial Position

($ millions)	Year-to-Date June 30, 2023	Forecast March 31, 2024
Deficit (Surplus) for the period	(2,324)	6,674
Change in remeasurement (gains) losses and other adjustments	(862)	-
Decrease/(Increase) in accumulated surplus/deficit	(3,186)	6,674

Capital and other non-financial asset changes:
Taxpayer-supported capital investments	1,360	12,180
Less: amortization and other accounting changes	(668)	(2,959)
Increase in net capital assets	692	9,221
Increase (decrease) in other non-financial assets	155	469
Increase in capital and other non-financial assets	847	9,690
Increase (decrease) in net liabilities	(2,339)	16,364

Investment and working capital changes:
Investment in commercial Crown corporations:
Decrease in retained earnings	452	715
Self-supported capital investments	1,121	4,073
Less: loan repayments and other accounting changes	(265)	(2,071)
Increase/(decrease) in investment in commercial Crown corporations	1,308	2,717
Decrease in cash and temporary investments	(1,937)	(5,286)
Increase in other working capital	4,612	(587)
Increase in Investment and working capital	3,983	(3,156)

Increase in financial statement debt	1,644	13,208
Changes in sinking fund debt and foreign exchange adjustments	136	508
Decrease in guarantees and non-guaranteed debt	374	(108)
Increase in total provincial debt	2,154	13,608

First Quarterly Report 2023/24	| 29

 PART 2 | ECONOMIC REVIEW AND OUTLOOK 1

Summary

B.C.’s economy continues to be resilient, despite the higher-than-expected interest rate environment. Employment has posted modest gains, while strong population growth has helped to reduce job vacancies and support consumer spending. Housing markets are adjusting to higher interest rates, with increased home sales activity in recent months and robust new home construction. However, merchandise exports declined in the first half of 2023 reflecting weaker demand from B.C.’s trading partners and lower prices for key commodities compared to the first half of 2022.

Inflation has fallen from the high rates seen last year but prices remain elevated, particularly for food and shelter. Persistent price pressures and economic strength have led to interest rates rising higher than anticipated around the world, which are expected to weigh on domestic and external demand. While the significant uncertainty around COVID-19 disruptions has subsided compared to recent years, B.C.’s economy faces headwinds including the potential impacts of commodity price volatility, extreme weather events, and lingering supply-chain and labour disruptions amid a weaker global outlook.

The Ministry of Finance (Ministry) estimates that B.C.’s economy grew by 3.3 per cent in 2022. The Ministry forecasts economic growth to be 1.2 per cent in 2023 and then slow to 0.8 per cent growth in 2024 as the cumulative effect of higher interest rates works its way through the broader economy. As Chart 2.1 shows, the Ministry’s outlook for B.C. real GDP is within the range of private sector forecasters in 2023 and 2024. Ministry of Finance analysis suggests that the province’s economic growth will be stronger than the current average private sector outlook in both years. The Ministry will continue to monitor trends to assess and update the economic outlook. Over the medium-term (2025 to 2027), the Ministry expects B.C.’s economic growth to range between 2.2 per cent and 2.4 per cent annually.

Chart 2.1  Ministry’s Outlook for B.C. Compared to Private Sector

Sources: B.C. Ministry of Finance; Private Sector range (low/average/high of Economic Forecast Council subset consisting of BMO, CIBC, National Bank, RBC, Scotiabank and TD).

1 Reflects data available as of August 23, 2023, unless otherwise indicated.

First Quarterly Report 2023/24	| 31

Economic Review and Outlook

The main downside risks to B.C.’s outlook include persistent price pressures leading to higher than anticipated interest rates for longer and weaker global demand. Other risks include climate change impacts, housing affordability, and volatility in commodity and financial markets.

British Columbia Economic Activity and Outlook

B.C.’s economy has been more resilient to the impact of higher interest rates than expected. However, rates have risen further than anticipated, which is weighing on the outlook for next year. Steady economic activity is expected to support modest real GDP growth in B.C. this year as the cumulative effects of higher interest rates and elevated inflation soften domestic and global demand. The Ministry’s forecast for B.C. real GDP growth in 2023 has been revised up to 1.2 per cent from the Budget 2023 forecast of 0.4 per cent. The forecast for 2024 has been lowered to 0.8 per cent from 1.5 per cent. This revision largely reflects weaker exports and the impact of higher interest rates over a longer than expected period. Nominal GDP growth for 2023 has been revised up slightly to 2.9 per cent from 2.8 per cent, and in 2024 down to 3.3 per cent from 3.7 per cent.

Table 2.1 British Columbia Economic Indicators

	First Quarter	Second Quarter	Year-to-date
All data seasonally adjusted, per cent change	Jan. to Mar. 2023 change from Oct. to Dec. 2022	Apr. to Jun. 2023 change from Jan. to Mar. 2023	Jan. to Jun. 2023 change from Jan. to Jun. 2022
Employment	+0.6	+0.2	+1.4
Manufacturing shipments	-3.7	-0.9	-7.7
Exports	+2.0	-5.7	-14.2
Retail sales	-1.0	+2.5	+1.0
Consumer price index [1]	+5.7	+3.7	+4.7
Housing starts	+1.2	+3.2	+19.7
Residential sales units	+0.8	+33.7	-25.0
Residential average sale price	-1.8	+9.3	-7.5
Non-residential building permits	+18.1	-15.2	-10.5

1 Quarterly calculations for CPI are year-over-year, e.g. First Quarter is Jan. to Mar. 2023 change from Jan. to Mar. 2022

In the near-term, B.C.’s labour market is expected to see modest employment gains, supported by strong population growth. An up-tick in the unemployment rate from the historically low levels seen in 2022 is expected before trending down over the forecast horizon. Construction activity is expected to continue at high levels, supported by public sector investment. Consumer spending is forecast to ease as higher interest rates and elevated prices limit consumers’ purchasing power. Inflation is forecast to average 3.9 per cent in 2023 and 2.5 per cent in 2024. On the trade front, weaker global demand and lower prices for key commodities are expected to weigh on exports.

Real GDP growth over the 2025 to 2027 period is relatively unchanged from the Budget 2023 forecast. Over this period, inflation is expected to normalize and interest rates are expected to stabilize.

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Economic Review and Outlook

Labour Market

B.C.’s labour market growth has eased in 2023 from the rapid pace associated with the pandemic recovery. Overall, employment grew by 1.3 per cent year-to-date to July 2023 compared to the same period last year. Full-time employment increased by nearly 47,000 jobs and part-time employment decreased by about 11,000 jobs on a year-to-date basis. During this period, the number of jobs created was balanced between the public sector (+21,314 jobs) and self-employment (+19,443 jobs), while private sector jobs declined (-4,757 jobs).

On an industry basis, year-to-date employment gains were concentrated in the services sector (+37,643 jobs), led by educational services (+17,743 jobs); accommodation and food services (+14,943 jobs); and finance, insurance, real estate, and leasing (+10,729 jobs). Meanwhile, the largest service-sector declines were in transportation and warehousing (-7,514 jobs) and health care and social assistance (-4,557 jobs) compared to the first seven months of 2022. During this period, employment in the goods sector edged down (-1,643 jobs), where growth in construction (+11,886 jobs), agriculture (+2,829 jobs) and utilities (+1,014 jobs) was offset by declines in manufacturing (-16,571 jobs) and forestry, fishing, mining, oil, and gas (-757 jobs).

Employment among women accounted for the majority of growth in the labour market so far this year. Women represented 48.4 per cent of B.C.’s labour force and filled 80.8 per cent of the 46,986 new full-time jobs created in the first seven months of 2023. While total employment increased by 1.3 per cent during this period, employment among women grew by 2.1 per cent, outpacing employment growth among men at 0.6 per cent.

Chart 2.2  B.C. Employment

Sources: Statistics Canada (Labour Force Survey); Haver Analytics

The provincial unemployment rate has increased from the historical lows seen in 2022 as labour force growth has outpaced job gains. B.C.’s unemployment rate reached 5.4 per cent in July 2023 and averaged 5.0 per cent year-to-date, 0.2 percentage points below the national average. Meanwhile, job vacancies in the province have steadily declined since peaking in mid-2022 but remain elevated relative to pre-pandemic levels.

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Economic Review and Outlook

The size of B.C.’s labour force increased by 1.6 per cent year-to-date to July 2023, supported by strong population growth. Meanwhile, the province’s labour force participation rate averaged 65.1 per cent, 0.1 percentage points lower than the first seven months of 2022. While the prime-age (25-54 years) labour force participation rate has surpassed its pre-pandemic five-year average, the participation rate among the 55+ years age group has fallen. An aging population poses a challenge for labour markets across the country.

Employee compensation (aggregate wages, salaries, and employers’ social contributions) in B.C. increased by 5.8 per cent year-to-date to March 2023 compared to the same period of 2022. So far this year, the average hourly wage rate rose by 6.0 per cent compared to the first seven months of 2022. On average, wages grew faster than the consumer price index for B.C., which increased by 4.4 per cent over the same period.

Outlook

The outlook for B.C.’s labour market remains stable but faces headwinds next year amid slower domestic and global economic activity. The Ministry forecasts employment in B.C. to increase by 1.1 per cent in 2023 (approximately +30,200 jobs), followed by annual growth of 0.8 per cent in 2024 (approximately +22,000 jobs). Over the medium-term, employment growth is forecast to average 1.3 per cent annually.

In the near-term, the province’s unemployment rate is expected to average 5.4 per cent in 2023 and 5.9 per cent in 2024 reflecting solid labour force growth and a broader slowdown in economic activity. Then B.C.’s unemployment rate is forecast to trend down over the medium-term to 5.1 per cent in 2027.

Consumer Spending and Inflation

Consumer spending has moderated from the strong growth observed in the past two years as the pandemic rebound has faded. Year-to-date to June, B.C. nominal retail sales rose by 1.0 per cent, tempered by higher interest rates and elevated inflation. Meanwhile, consumer prices rose by 4.4 per cent over a similar period, indicating a lower volume of sales. Year-to-date sales gains were led by increased spending at food and beverage stores (+5.8 per cent); clothing, accessories and related retailers (+15.7 per cent); and general merchandise stores (+6.4 per cent). Declines in spending were led by lower sales at building material and garden equipment and supplies dealers (-15.7 per cent) and gasoline stations (-8.7 per cent) compared to the first six months of 2022.

Sales at food services and drinking places in B.C., a component of the service sector, rose by 15.4 per cent year-to-date to May 2023 compared to the same period last year, partly due to higher prices.

Consumer sentiment has weakened amid higher interest rates and elevated inflation. The Conference Board of Canada’s consumer confidence index for B.C. averaged 79.0 points in the first eight months of 2023, 28.6 points lower than the same period of 2022. Similarly, the Bank of Canada’s latest Canadian Survey of Consumer Expectations (conducted in May 2023 before the Bank resumed hiking interest rates in June) cited high interest rates and increased living expenses across a broad range of goods and services as key concerns for Canadian consumers.

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Economic Review and Outlook

Chart 2.3  B.C. Retail Sales

Sources: Statistics Canada; Haver Analytics

Inflation has eased since peaking at 8.1 per cent in May 2022 to reach 3.0 per cent in July 2023. The slower pace partly reflects lower energy prices compared to the high prices for commodities seen in 2022 amid global supply uncertainty following Russia’s invasion of Ukraine. Despite slowing, inflation in the province and globally has not returned to the target levels observed prior to the sharp rise in 2021 and 2022. B.C.’s consumer price index averaged 4.4 per cent in the first seven months of 2023. During this period, price growth was led by shelter (+5.4 per cent) and food (+8.2 per cent). This reflects higher owned and rented accommodation costs, as well as higher prices for food purchased at both stores and restaurants. In the Bank of Canada’s (BoC) Monetary Policy Statement on July 12, 2023, the BoC forecast Canadian inflation to hover around 3 per cent before gradually slowing toward the 2 per cent target by mid-2025.

Chart 2.4  B.C. Inflation

Sources: Statistics Canada; Haver Analytics

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Economic Review and Outlook

Outlook

Household consumption is expected to continue to ease in the near-term as the cumulative effects of interest rate hikes and elevated prices reduce consumers’ purchasing power. The Ministry forecasts real household consumption of goods and services to increase by 2.4 per cent in 2023, followed by 2.2 per cent growth in 2024. Then growth is expected to range between 2.3 per cent and 2.6 per cent annually in the 2025 to 2027 period.

The Ministry expects nominal retail sales to grow by 2.4 per cent in 2023 and by 2.5 per cent in 2024, as support from strong population growth is somewhat offset by the cooling effects of higher interest rates and slower income growth. Then over the medium-term, retail sales are expected to average 3.5 per cent growth annually.

While inflation has fallen from the high rates seen last year, price pressures, particularly for food and shelter, are anticipated to persist in the near-term. However, inflation is expected to gradually ease toward the BoC’s target rate of 2 per cent in the medium-term. Overall, consumer price inflation in B.C. is forecast to be 3.9 per cent in 2023, 2.5 per cent in 2024 and 2.2 per cent in 2025. Then inflation is expected to normalize, averaging 2.0 per cent in 2026 and 2027. Annual inflation rates for Canada are expected to be relatively similar to B.C. over the forecast period.

Housing

B.C. housing market activity has picked up in recent months following a decline last year in response to the sharp increase in interest rates. Still, year-to-date to July, MLS home sales decreased by 19.5 per cent compared to the first seven months of 2022. Further, the additional interest rate increases in June and July of 2023 are expected to dampen activity. On a year-to-date basis, sales decreased in every region in B.C., including Greater Vancouver (-21.8 per cent), Fraser Valley (-15.3 per cent), Okanagan-Mainline (-22.6 per cent) and Victoria (-16.8 per cent).

Chart 2.5  Home Sales and Price

Sources: Canadian Real Estate Association; Haver Analytics

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Economic Review and Outlook

Year-to-date to July, the MLS average home sale price was 5.7 per cent below the high levels seen in the same period of 2022. However, the MLS average home sale price has edged up in recent months, partly due to low inventories of homes for sale.

Despite recent gains, MLS composite benchmark house prices (which incorporates benchmark attributes by dwelling type in each region) decreased across many markets in B.C. on a year-to-date basis. Declines were seen in the Fraser Valley (-13.4 per cent), Vancouver Island (-9.7 per cent), Victoria (-8.7 per cent), the Okanagan Valley (-6.7 per cent) and Greater Vancouver (-5.5 per cent) compared to the first seven months of 2022.

Chart 2.6  Greater Vancouver HPI Benchmark Price

Sources: Canadian Real Estate Association; Haver Analytics

The impact of rising interest rates on home construction has been muted compared to home sales. Robust homebuilding activity has continued so far this year, up 17.4 per cent year-to-date to July 2023. Averaging 51,312 annualized units in the first seven months of 2023, housing starts remain well above the ten-year historical average of 39,073 units. However, a decline in both the value and number of residential building permits, a leading indicator of home construction, points to the potential for some moderation in homebuilding activity moving forward. Year-to-date to June, the value of single-dwelling permits fell by 20.7 per cent and the value of multiple-dwelling permits fell by 8.3 per cent.

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Economic Review and Outlook

Chart 2.7  B.C. Housing Starts

Sources: Canada Mortgage and Housing Corporation; Haver Analytics

* Historical average from Jan. 2013 to Dec. 2022

Outlook

The Ministry expects the impact of high interest rates to continue to weigh on housing market activity this year. The Ministry forecasts unit home sales to decrease by 8.5 per cent in 2023 and then increase by 13.5 per cent in 2024. Average home sale prices are expected to decrease by 3.5 per cent in 2023 and then grow by 3.0 per cent in 2024. Over the medium-term, average sales prices are forecast to increase by 2.6 per cent annually on average. Putting unit sales and prices together, the total value of home sales is forecast to decrease by 11.6 per cent in 2023, increase by 16.9 per cent in 2024, and then average 4.2 per cent growth over the 2025 to 2027 period.

The Ministry prudently expects B.C. housing starts to total approximately 46,700 units in 2023, 42,100 units in 2024 and then average around 40,000 units per year over the medium-term, supported by population growth and public sector investment.

Business and Government

Non-residential construction permitting has slowed from the high levels seen in 2022. The total value of non-residential building permits declined by 10.5 per cent year-to-date to June compared to the same period last year. Underlying the decline was lower permit issuance for institutional and governmental buildings (-30.8 per cent) and industrial structures (-22.5 per cent), while permit issuance increased for commercial buildings (+8.8 per cent).

Businesses in B.C. and at the national level have faced challenges with labour shortages and higher wage costs amid tight labour market conditions and high inflation. Year-to-date to July, the Canadian Federation of Independent Business’ 12-month small business confidence index for B.C. was 6.6 points below the same period of 2022. However, in July 2023, the index stood at 54.7 points, above the 50-point threshold, indicating that more small business owners expect stronger performance over the next year.

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Economic Review and Outlook

B.C.’s tourism sector has moderated, following a rebound in activity throughout 2022. International travelers entering B.C. rose by 107.6 per cent year-to-date to June 2023 compared to the low levels seen in early 2022. However, the number of U.S. and non-U.S. visitors have levelled off in recent months and the 646,050 international travelers entering B.C. in June 2023 remained below the roughly 700,000 visitors seen in an average month prior to the pandemic.

Outlook

The Ministry forecasts total real investment in B.C. to rise by 3.7 per cent in 2023, supported by increases in residential construction and government capital investment. Then total real investment is projected to grow by 2.8 per cent in 2024, and range between 1.9 per cent and 2.2 per cent growth annually over the medium-term.

In the near-term, real business investment is projected to decrease by 1.3 per cent in 2023 and then increase by 1.0 per cent in 2024, reflecting the dampening effects of higher interest rates. Over the 2025 to 2027 period, real business investment growth is expected to range between 2.4 per cent and 2.9 per cent annually.

Real expenditure on goods and services by all levels of government is forecast to rise by 1.1 per cent in 2023 and then decline by 2.8 per cent in 2024 due to the timing and one-time nature of some government expenditures, such as the 2022/23 Supplementary Estimates. In real terms, government expenditures are forecast to be relatively stable over the medium-term.

The Ministry expects nominal net operating surplus of corporations (an approximation of corporate profits) to decrease by 11.8 per cent in 2023 and by 9.1 per cent in 2024 amid slower global economic activity. Then, net operating surplus of corporations is forecast to increase between 1.5 per cent and 4.7 per cent in the 2025 to 2027 period.

External Trade and Commodity Markets

So far this year, weaker global demand and lower prices for key commodities have lowered B.C. merchandise exports. During the first six months of 2023, the value of B.C. goods exports decreased by 14.2 per cent compared to the same period of 2022. Year-to-date declines were broad-based, led by decreases in exports of forestry products and building and packaging materials (-30.2 per cent) and energy products (-17.0 per cent). Meanwhile, exports of electronic and electrical equipment and parts (+17.1 per cent) and industrial machinery, equipment and parts (+16.2 per cent) increased on a year-to-date basis.

Merchandise exports to the U.S. accounted for 54.6 per cent of B.C.’s total goods exports in the first six months of 2023. During this period, goods exports to the U.S. fell by 15.9 per cent, largely due to a decline in forestry products and building and packaging materials (-36.0 per cent). Meanwhile, total goods exports to non-U.S. destinations decreased by 12.1 per cent, led by a drop in energy exports (-17.9 per cent).

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Economic Review and Outlook

Chart 2.8  B.C. Exports

Source: BC Stats

B.C.’s manufacturing shipments decreased by 7.7 per cent year-to-date to June 2023 compared to the same period of 2022, mainly due to reduced shipments of wood products (-36.8 per cent).

In 2022, the war in Ukraine, persistent supply-chain disruptions and strong demand led to rapid growth in commodity prices. However, prices for some commodities have declined this year reflecting reduced demand in the manufacturing sector amid high interest rates and slower global economic activity. The price of Western spruce-pine-fir (SPF) 2x4 lumber averaged $393 US/000 board feet during the January to July period of 2023, down 61.6 per cent compared to the same period of 2022.

Energy prices have softened amid concerns over a broader global economic slowdown. In the first seven months of 2023, the West Texas Intermediate (WTI) oil price averaged $75.08 per barrel, down 26.1 per cent from the same period of 2022. Similarly, the plant inlet price of natural gas fell 53.2 per cent year-to-date, averaging $1.94 C/GJ in the first seven months of 2023.

Meanwhile, the average metallurgical coal price fell by 34.1 per cent year-to-date to July 2023 compared to the same period of 2022 amid weaker market conditions. Zinc and copper declined by 25.5 per cent and 8.2 per cent, respectively. The price for molybdenum rose 44.6 per cent, while price gains for gold and silver were modest compared to the first seven months of 2022.

Outlook

Real exports of goods and services are forecast to grow by 0.7 per cent in 2023 and decrease by 0.2 per cent in 2024 reflecting lower commodity prices and weaker global demand. Then, real exports of goods and services are expected to grow between 2.8 per cent and 5.6 per cent annually in the 2025 to 2027 period.

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Economic Review and Outlook

The price of lumber is forecast to average $400 US/000 board feet in 2023 and $450 US/000 board feet in 2024, before levelling off at $500 US/000 board feet over the medium-term. The plant inlet price for natural gas is expected to average $1.29 C/GJ in 2023/24, $2.03 C/GJ in 2024/25, and $2.33 C/GJ in 2025/26.

Demographics

On April 1, 2023, B.C.’s population was 5.44 million people, up 3.1 per cent from the same date in 2022. During the January to March period of 2023, the province welcomed 40,128 net migrants, up 66.6 per cent compared to the same period of 2022 and continuing the strong growth seen in recent quarters. The increase in immigration in the first three months of 2023 reflects higher net international migration (from +21,266 persons to +40,840 persons), which offset a decline in net interprovincial migration (from +2,816 persons to -712 persons) compared to the same period last year.

Outlook

B.C.’s July 1 population is projected to increase by 3.2 per cent in 2023, 2.9 per cent in 2024, and then average 1.7 per cent annual growth over the medium-term.

Total net migration is expected to be about 173,500 persons in 2023 and 118,100 persons in 2024. Looking beyond, total net migration is projected to taper down to around 98,800 persons in 2027. Over the forecast horizon, international migrants are expected to average around 95 per cent of total migrants, which is higher than recent historical levels, reflecting higher federal immigration targets and the entry of more non-permanent residents.

Risks to the Economic Outlook

There are some upside risks to B.C.’s economy, such as inflationary pressures easing sooner than expected and a less pronounced slowing of the global economy. However, risks are weighted to the downside. Downside risks to B.C.’s economic outlook include the following:

•	persistent high inflation reducing affordability, and leading to higher interest rates over a longer period;

•	uncertainty around the extent of the impact of higher interest rates on consumer and business borrowing, as well as housing markets;

•	aging demographics and housing affordability weighing on the supply of labour;

•	weaker than expected global economic activity, geopolitical conflict weighing on trade and commodity markets, and broader economic challenges in Europe and Asia;

•	severe climate-related events disrupting the lives and livelihoods of British Columbians, destroying productive capital, and impacting economic activity;

•	lower prices for B.C.’s major commodity exports, such as lumber, pulp, natural gas, and coal;

•	higher volatility in international foreign exchange, stock, and bond markets; and

•	timing of investment and hiring related to the LNG Canada project, similar to the risks that exist for other major capital projects.

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Economic Review and Outlook

External Outlook

The economic outlook for most of B.C.’s major trading partners has improved for 2023 and worsened for 2024 compared to Budget 2023, reflecting the delayed impact of interest rate increases on global economies. Although global inflation has been easing since the start of 2023, core inflation and specific components, including food prices, have remained elevated. In addition, labour market conditions across numerous countries continue to be tight. While many of B.C.’s major trading partners saw stronger economic activity this year than originally anticipated, the effects of rising interest rates on consumption, investment, and exports, coupled with geopolitical uncertainties, may present economic challenges both later this year and into 2024. As inflation returns to target levels, global economic activity is expected to pick up once again over the medium-term.

United States

The U.S. economy showed resilience in the first half of 2023, despite a restrictive monetary policy environment. U.S. real GDP grew by an annualized rate of 2.4 per cent in the second (April to June) quarter of 2023, following annualized growth of 2.0 per cent in the first (January to March) quarter. The second quarter growth reflected an increase in consumer spending, primarily on services, and gains in non-residential investment. The increases were partially offset by declines in exports and residential investment compared to the first quarter.

Chart 2.9  U.S. Real GDP

Sources: U.S. Bureau of Economic Analysis; Haver Analytics

As of July 2023, the U.S. labour market had recorded net payroll job gains for 31 consecutive months. On a year-to-date basis, employment was 4.0 million jobs (+2.7 per cent) above the first seven months of last year. The unemployment rate was 3.5 per cent in July 2023, and was 0.1 percentage points lower on average in the first seven months of 2023 compared to the same period in 2022. Year-to-date to July 2023, the average duration of unemployment was down 14.4 per cent compared to the same period last year and 6.4 per cent lower when compared to the same period in 2019, before the pandemic. However, the U.S. labour force participation rate was 62.6 per cent in July 2023, 0.7 percentage points lower than February 2020, contributing to an already tight labour market.

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Economic Review and Outlook

U.S. home sales activity rebounded in the first half of 2023 but generally remains below the levels reached in the past several years. Year-to-date to July 2023, existing home sales were 23.5 per cent lower while new single-family home sales were 1.1 per cent higher compared to the same period last year. The median sales price was down on a year-to-date basis for both existing (-0.6 per cent) and new single-family homes (-3.8 per cent). Similarly, U.S. housing starts declined 13.1 per cent in the first seven months of 2023 compared to the same period of 2022, reflecting fewer single-family starts (-18.6 per cent) and multi-family starts (-1.6 per cent). Furthermore, U.S. residential building permits, an indicator of future building activity, declined by 19.1 per cent in the first seven months of 2023 compared to the same period last year.

Chart 2.10  U.S. Housing Starts

Sources: U.S. Census Bureau; Haver Analytics

Year-to-date to July 2023, U.S. nominal retail sales were up by 3.3 per cent compared to the first seven months of 2022. However, growth in U.S. retail sales has slowed and was flat in the second quarter of 2023. Furthermore, retail sales (measured in nominal dollars) has been boosted by lingering inflation and estimates of real retail sales growth are negative in the first seven months of 2023 compared to the same period last year.

Following its peak of 9.1 per cent (year-over-year) in June 2022, consumer price inflation in the U.S. declined in 12 of the last 13 months and was 3.2 per cent in July 2023. The downward trend in consumer price inflation in 2023 partly reflects easing demand and lower commodity prices.

The US Conference Board Consumer Confidence Index has improved in recent months, including substantial gains in June and July. Year-to-date to July 2023, U.S. consumer confidence averaged 106.7 points, which was 2.4 points above the same period last year.

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Economic Review and Outlook

Year-to-date to June 2023, the value of U.S. merchandise exports decreased slightly (-0.1 per cent). The decline was led by lower exports of petroleum and natural gas products, which were partly offset by higher pharmaceutical exports.

Outlook

In July 2023, Consensus Economics (Consensus) projected U.S. economic growth of 1.6 per cent in 2023 compared to 0.3 per cent in the January 2023 Consensus survey. Meanwhile for 2024, Consensus forecasts growth of 0.5 per cent.

Table 2.2 U.S. Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2023	2024
	Per cent change in real GDP
B.C. Ministry of Finance	1.8	0.4
Consensus Economics (July 2023*)	1.6	0.5

* Comparable month to B.C. Ministry of Finance forecast.

The potential for further interest rate increases by the Federal Reserve in the latter half of 2023 is expected to exert pressure on the U.S. economy in the near-term. In addition, geopolitical tensions worldwide and the slowdown of the global economy increases risk for trade and economic growth. Based on these uncertainties, the Ministry assumes that U.S. real GDP will grow by 1.8 per cent in 2023 and by 0.4 per cent in 2024, while averaging 1.8 per cent annually over the 2025 to 2027 period.

Chart 2.11  Consensus Outlook for the U.S. in 2023

Forecast annual per cent change in U.S. real GDP, 2023

Source: Consensus Economics

The chart above represents forecasts for U.S. real GDP growth in 2023 as polled on specific dates. For example, forecasters surveyed on January 10, 2022 had an average 2023 U.S. real GDP growth forecast of 2.6 per cent, while on August 7, 2023 they forecast 2023 U.S. real GDP to grow by 1.9 per cent.

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Economic Review and Outlook

Canada

The Canadian economy grew 3.1 per cent (annualized) in the first quarter of 2023, following a decline of 0.1 per cent (annualized) in the fourth (October to December) quarter of 2022. Real GDP growth in the first quarter was driven by gains in consumer spending and net exports. Consumer spending grew by 5.7 per cent compared to the fourth quarter of 2022, driven by increases in durable goods expenditure, particularly for motor vehicles. Exports grew by 10.1 per cent supported by shipments of motor vehicles, precious metals and agricultural goods. However, increases were partially offset by a slowdown in inventory accumulations and lower residential investment, which fell 14.6 per cent (annualized) in the first quarter of 2023.

Chart 2.12  Canadian Real GDP

Canadian real GDP (chained 2012 $ billions, saar)

Sources: Statistics Canada; Haver Analytics

After rising by 4.0 per cent in 2022, Canadian employment continued to grow in 2023 but at a slower pace. Year-to-date to July 2023, employment was up by 2.4 per cent compared to the same period last year. The unemployment rate, which had held steady at 5.0 per cent since December 2022, rose from 5.2 per cent in May 2023 to 5.5 per cent in July, partly reflecting labour force increases. Year-to-date to July, the unemployment rate was 0.2 percentage points lower compared to the first seven months of 2022 and averaged 5.2 per cent.

Job vacancies have fallen 11.9 per cent between the first quarter of 2022 and the first quarter of 2023 but remain elevated compared to pre-2020 levels. Year-to-date to July 2023, Canada’s labour force participation rate has remained consistent at 65.6 per cent, slightly above the rate from the same period in 2022. While the participation rate for the prime- age cohort (25-54 years) has been near record highs in 2023 so far, the participation rate among the 55+ years age group is below its pre-pandemic five-year average. The Bank of Canada’s latest Business Outlook Survey released in June 2023 reports that although labour shortages remain a concern for firms, most notably in sectors such as manufacturing, construction, and retail trade, there are signs of improving conditions due to increased labour supply.

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Economic Review and Outlook

Partly due to higher interest rates, Canadian housing market activity continued to weaken in the first quarter of 2023 before posting a modest rebound in the second quarter. Despite the rebound, housing starts were down 8.1 per cent year-to-date to July compared to the same period last year. The decline so far in 2023 was primarily driven by slower construction in urban centers of Montreal and Edmonton but was partially offset by growth in Toronto and Vancouver. Canadian MLS home sales increased by 17.0 per cent in the second quarter of 2023; however, due to declines earlier in the year, they were down by 20.0 per cent year-to-date to July. The national average home sale price declined by 6.5 per cent year-to-date to July 2023.

Canadian nominal retail sales were up 2.2 per cent year-to-date to June compared to the same period last year, partly driven by stronger sales at motor vehicle and parts dealers. On a volume basis, Canadian retail sales were up 1.4 per cent year-to-date to June.

Driven in part by rising interest rates and falling energy prices, consumer price inflation in Canada has decelerated in 2023. Year-over-year, national inflation declined to 3.3 per cent in July 2023 (compared to the 8.1 per cent peak in June 2022), which is still above the Bank of Canada’s target range. In July, food (+7.8 per cent, year-over-year) and shelter (+5.1 per cent, year-over-year) prices added the most upward pressure on national inflation.

After rising 24.9 per cent in 2022, Canadian merchandise exports declined in the first half of 2023 as commodity prices decreased. Year-to-date to June, the value of Canadian merchandise exports declined by 1.0 per cent compared to the same period in 2022, led by lower exports of energy products (-18.0 per cent), and forestry products and building and packaging materials (-20.1 per cent). Services exports were up 12.9 per cent on a year-to-date basis led by the continued recovery of travel services.

Outlook

The July 2023 Consensus forecasts Canadian real GDP to rise by 1.4 per cent in 2023 (1.0 percentage points higher than the January 2023 survey) and by 0.9 per cent in 2024.

Table 2.3 Canadian Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2023	2024
	Per cent change in real GDP
B.C. Ministry of Finance	1.4	0.8
Consensus Economics (July 2023*)	1.4	0.9

* Comparable month to B.C. Ministry of Finance forecast.

The impact of higher interest rates on household spending and business investment, along with weaker exports attributed to global economic activity, could create headwinds for the Canadian economy. The Ministry assumes that the Canadian economy will grow by 1.4 per cent in 2023, 0.8 per cent in 2024 and then average 1.9 per cent annual growth over the 2025 to 2027 period.

46 |	First Quarterly Report 2023/24

 Economic Review and Outlook

Chart 2.13  Consensus Outlook for Canada in 2023

Forecast annual per cent change in Canadian real GDP, 2023

Source: Consensus Economics

The chart above represents forecasts for Canadian real GDP growth in 2023 as polled on specific dates. For example, forecasters surveyed on January 10, 2022 had an average 2023 Canadian real GDP growth forecast of 3.0 per cent, while on August 7, 2023 they forecast 2023 Canadian real GDP to grow by 1.5 per cent.

Asia

China’s economy witnessed a robust recovery in the first quarter of 2023, marked by the lifting of pandemic restrictions, leading to real GDP growing at an annualized rate of 12.0 per cent. However, real GDP in the second quarter declined by an annualized rate of 1.7 per cent. The underperformance of China’s economy in the second quarter reflected several factors, including a rising youth unemployment rate, a weak housing market, and weaker exports due to waning global demand. China’s consumer price inflation rate has been below 2 per cent since February 2023 and turned negative in July. The People’s Bank of China reduced its main benchmark lending rates in both June and August to stimulate demand.

Japan’s economy grew at an annualized rate of 6.0 per cent in the second quarter of 2023, following an increase of 3.7 per cent in the first quarter. Growth in the second quarter was supported by exports, particularly for vehicles and tourism, as well as residential construction. Meanwhile, consumption declined as the fall in the value of the Yen increased import prices. In July, the Bank of Japan adjusted its yield curve control policy, allowing long-term interest rates to rise.

Outlook

The July 2023 Consensus forecasted that China’s real GDP will grow by 5.5 per cent in 2023 and 4.8 per cent in 2024. However, worsening geopolitical tensions, continued weakness in the property market and a slowdown in external demand could present headwinds for China’s economic growth. The Ministry prudently forecasts that China’s economy will expand by 5.3 per cent in 2023, 4.6 per cent in 2024, and average 4.4 per cent annual growth over the 2025 to 2027 period.

First Quarterly Report 2023/24	| 47

Economic Review and Outlook

The July 2023 Consensus expected Japan real GDP growth of 1.2 per cent in 2023 and 1.0 per cent in 2024. In recognition of downside risks, the Ministry assumes a more moderate pace of growth in Japan’s real GDP. The Ministry forecasts economic activity to rise by 1.0 per cent in 2023 and 0.8 per cent in 2024, and average 0.5 per cent annual growth over the 2025 to 2027 period.

Europe

Economic activity in the euro zone in 2023 has been dampened by elevated inflation and rising interest rates. However, growth improved in the second quarter as annualized real GDP in the euro zone increased by 1.0 per cent, following a 0.1 per cent increase in the first quarter. On a year-to-date basis through the second quarter of 2023 compared to the same period last year, Spain, France, and Italy contributed to euro zone economic growth while Germany’s economy contracted.

Despite headline inflation easing to 5.3 per cent year-over-year in July, it remained well above the European Central Bank’s (ECB) 2 per cent target with some components remaining persistently high (such as food prices). On July 27, 2023 (effective August 2, 2023), the ECB announced its ninth straight interest rate increase, bringing the deposit rate to 3.75 per cent, its highest level since 2000, and kept options open for further rate increases in the future if appropriate.

Outlook

The July 2023 Consensus forecasted that the euro zone economy would grow by 0.5 per cent in 2023 and 0.9 per cent in 2024. Tighter monetary conditions, a global demand slowdown and ongoing geopolitical tensions are expected to create headwinds for the euro zone economy throughout the rest of 2023 and into 2024. As such, the Ministry forecasts real GDP to grow by 0.4 per cent in 2023, 0.7 per cent in 2024, and average 1.2 per cent over the 2025 to 2027 period.

Financial Markets

Interest Rates

The U.S. Federal Reserve (Fed) continued its interest rate hikes in the first half of 2023 to reduce inflation. The Fed has increased rates four times in 2023, each time by 0.25 percentage points (pp), with the last increase in July bringing the target range for the federal funds rate to 5.25 to 5.50 per cent, the highest level since January 2001. Throughout 2023, the Federal Reserve also continued to reduce its holdings of Treasury securities, agency debt and mortgage-backed securities. Comparing their June 2023 projections to those released prior to Budget 2023 (December 2022), the Fed is anticipating stronger economic growth and lower unemployment in 2023, weaker economic growth in 2024, and higher core inflation over the 2023 to 2025 period. The Fed also left the door open for additional policy tightening in future meetings if deemed appropriate.

Following a pause in interest rate increases through the spring, the Bank of Canada (BoC) surprised markets by increasing interest rates twice in the summer. In both June and July, the BoC increased its target for the overnight interest rate by 0.25 pp, bringing the target for the overnight rate to 5.00 per cent, the highest rate since March 2001.

48 |	First Quarterly Report 2023/24

Economic Review and Outlook

The BoC’s increases to the policy interest rate reflected its view that monetary policy was not tight enough to return supply and demand back to balance and bring inflation sustainably back to target. In their July interest rate announcement, the BoC noted that global consumer price inflation was on a downward trend, largely due to lower energy prices, but underlying price pressures remained and core inflation was persistent. Looking ahead, the BoC projects inflation to remain close to 3 per cent until the middle of 2024, before reaching the 2 per cent target in the middle of 2025.

Chart 2.14  Interest Rate Forecasts

Sources: Bank of Canada; U.S. Federal Reserve; and B.C. Ministry of Finance forecasts.

Outlook

Both the U.S. Federal Reserve and the Bank of Canada expect that additional interest rate increases could be necessary if inflationary pressures persist, but emphasized that any rate changes will be dependent on economic data. Based on the average of six private sector forecasts as of July 21, 2023, the Ministry assumes that the U.S. federal funds rate will average 5.20 per cent in 2023 and 5.11 per cent in 2024. By comparison, the Bank of Canada’s target for the overnight rate is expected to average 4.74 per cent in 2023 and 4.54 per cent in 2024.

The Canadian three-month treasury bill interest rate is expected to average 4.79 per cent in 2023 and 4.42 per cent in 2024, according to the same six private sector forecasters. Meanwhile, the 10-year Government of Canada bond rate is assumed to average 3.19 per cent in 2023 and 3.10 per cent in 2024.

First Quarterly Report 2023/24	| 49

Economic Review and Outlook

Table 2.4 Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2023	2024	2023	2024
BMO	4.82	4.50	3.22	3.11
CIBC	4.85	4.36	3.25	3.06
National Bank	4.74	4.29	3.19	3.13
RBC	4.78	4.63	3.10	2.86
Scotiabank	4.80	4.50	3.15	3.43
TD	4.76	4.22	3.21	3.04
Average (as of July 21, 2023)	4.79	4.42	3.19	3.10

Exchange Rates

Since the fourth quarter of 2022, reduced global economic uncertainty, along with slower inflation decreased the demand for safe-haven assets such as the U.S. dollar and contributed to a modest appreciation of the Canadian dollar. During the first seven months of 2023, the Canadian dollar averaged 74.4 US cents.

Chart 2.15  Private Sector Expectations for the Canadian Dollar

Sources: Bank of Canada and B.C. Ministry of Finance forecasts.

* Based on the average of private sector forecasts. First Quarterly Report 2023 as of July 21, 2023 and Budget 2023 as of January 5, 2023.

50 |	First Quarterly Report 2023/24

Economic Review and Outlook

Outlook

Based on the average of six private sector forecasts as of July 21, 2023, the Ministry assumes the Canadian dollar will average 74.7 US cents in 2023 and edge up to 75.8 US cents in 2024.

Table 2.5 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Canadian $)	2023	2024
BMO	75.2	77.7
CIBC	74.9	77.0
National Bank	74.0	73.1
RBC	74.1	74.2
Scotiabank	75.4	79.0
TD	74.6	73.7
Average (as of July 21, 2023)	74.7	75.8

First Quarterly Report 2023/24	| 51

Economic Review and Outlook

Table 2.6.1 Gross Domestic Product (GDP): British Columbia

			Forecast
	2021	2022 [e]	2023	2024	2025	2026	2027
Gross Domestic Product at Market Prices:
– Real (chained 2012 $ billions)	282.1	291.3	294.7	297.0	304.1	311.0	317.7
(% change)	6.1	3.3	1.2	0.8	2.4	2.3	2.2
– Nominal (current prices, $ billions)	350.6	391.7	403.2	416.4	434.2	452.2	471.4
(% change)	14.2	11.7	2.9	3.3	4.3	4.2	4.2
– GDP price deflator (2012 = 100)	124.3	134.4	136.8	140.2	142.7	145.4	148.4
(% change)	7.6	8.2	1.8	2.5	1.8	1.9	2.0
Real GDP per person (chained 2012 $)	54,227	54,772	53,680	52,586	52,941	53,251	53,480
(% change)	5.2	1.0	-2.0	-2.0	0.7	0.6	0.4
Real GDP per employed person
(% change)	0.0	0.1	0.1	0.0	1.1	1.0	0.9
Unit labour cost[1] (% change)	6.0	7.2	4.7	4.3	2.2	1.6	1.6

Components of Real GDP at Market Prices (chained 2012 $ billions)
Household expenditure on goods and services	182.5	188.9	193.4	197.7	202.1	206.9	212.3
(% change)	7.3	3.5	2.4	2.2	2.3	2.4	2.6
– Goods	78.3	75.8	75.1	75.2	76.0	77.1	78.2
(% change)	7.9	-3.2	-0.9	0.1	1.1	1.4	1.5
– Services	104.4	113.2	118.4	122.6	126.3	130.0	134.2
(% change)	6.8	8.5	4.5	3.6	3.0	2.9	3.3
NPISH[2] expenditure on goods and services	4.5	4.7	4.8	5.0	5.1	5.2	5.3
(% change)	2.9	4.9	2.9	2.5	2.2	1.9	1.9
Government expenditure on goods and services	53.6	55.5	56.1	54.5	54.6	54.7	54.7
(% change)	7.9	3.5	1.1	-2.8	0.1	0.1	0.1
Investment in fixed capital	77.0	79.0	81.9	84.2	86.0	87.6	89.4
(% change)	10.5	2.6	3.7	2.8	2.2	1.9	2.0

Final domestic demand	318.3	328.7	336.9	342.0	348.4	354.9	362.1
(% change)	8.1	3.3	2.5	1.5	1.9	1.9	2.0

Exports of goods and services	99.0	105.8	106.6	106.4	112.4	117.3	120.6
(% change)	3.2	6.9	0.7	-0.2	5.6	4.4	2.8
Imports of goods and services	136.1	144.2	148.3	150.8	156.1	160.8	164.9
(% change)	10.3	5.9	2.8	1.7	3.5	3.0	2.5
Inventory change	1.7	1.7	0.3	0.1	0.1	0.2	0.4
Statistical discrepancy	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Real GDP at market prices	282.1	291.3	294.7	297.0	304.1	311.0	317.7
(% change)	6.1	3.3	1.2	0.8	2.4	2.3	2.2

[1]	Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.
[2]	Non-profit institutions serving households.
[e]	B.C. Ministry of Finance estimate.

52 |	First Quarterly Report 2023/24

Economic Review and Outlook

Table 2.6.2 Selected Nominal Income and Other Indicators: British Columbia

				Forecast
	2021	2022		2023	2024	2025	2026	2027
Compensation of employees[1] ($ millions)	171,837	190,233		201,523	211,895	221,663	230,229	238,904
(% change)	12.5	10.7		5.9	5.1	4.6	3.9	3.8

Household income ($ millions)	306,148	326,780	[e]	347,506	362,161	377,041	391,619	406,986
(% change)	5.5	6.7		6.3	4.2	4.1	3.9	3.9

Net operating surplus ($ millions)	44,601	53,878	[e]	47,511	43,173	43,829	45,476	47,615
(% change)	26.3	20.8		-11.8	-9.1	1.5	3.8	4.7

Retail sales ($ millions)	104,653	107,889		110,481	113,252	117,110	121,203	125,506
(% change)	12.6	3.1		2.4	2.5	3.4	3.5	3.5

Housing starts (units)	47,607	46,721		46,727	42,140	40,024	40,044	40,063
(% change)	26.2	-1.9		0.0	-9.8	-5.0	0.0	0.0

Residential sales ($ millions)	115,729	80,559		71,182	83,181	89,336	91,746	94,109
(% change)	57.7	-30.4		-11.6	16.9	7.4	2.7	2.6

Residential sales (units)	124,769	80,848		73,996	83,980	88,032	88,090	88,110
(% change)	32.9	-35.2		-8.5	13.5	4.8	0.1	0.0

Residential average sale price ($)	927,549	996,428		961,969	990,489	1,014,818	1,041,503	1,068,077
(% change)	18.7	7.4		-3.5	3.0	2.5	2.6	2.6

Consumer price index (2002 = 100)	136.1	145.5		151.2	155.0	158.4	161.5	164.8
(% change)	2.8	6.9		3.9	2.5	2.2	2.0	2.0

[1]	Domestic basis; wages, salaries and employers’ social contributions.
[e]	B.C. Ministry of Finance estimate.

Table 2.6.3 Labour Market Indicators: British Columbia

			Forecast
	2021	2022	2023	2024	2025	2026	2027
Population (thousands at July 1)	5,202	5,319	5,490	5,648	5,745	5,840	5,941
(% change)	0.9	2.2	3.2	2.9	1.7	1.7	1.7

Net migration (thousands)
– International[1,4]	67.6	150.8	173.6	117.6	94.3	86.7	86.8
– Interprovincial[4]	27.2	0.5	-0.1	0.5	2.3	10.8	12.0
– Total	94.8	151.3	173.5	118.1	96.6	97.5	98.8

Labour force population[2] (thousands)	4,350	4,426	4,510	4,643	4,741	4,834	4,927
(% change)	1.2	1.7	1.9	3.0	2.1	2.0	1.9

Labour force (thousands)	2,852	2,881	2,936	2,974	3,006	3,035	3,066
(% change)	3.3	1.0	1.9	1.3	1.1	1.0	1.0

Participation rate[3] (%)	65.6	65.1	65.1	64.1	63.4	62.8	62.2

Employment (thousands)	2,664	2,748	2,778	2,800	2,837	2,873	2,909
(% change)	6.2	3.2	1.1	0.8	1.3	1.2	1.2

Unemployment rate (%)	6.6	4.6	5.4	5.9	5.6	5.3	5.1

[1]	International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.
[2]	The civilian, non-institutionalized population 15 years of age and over.
[3]	Percentage of the labour force population in the labour force.
[4]	Components may not sum to total due to rounding.

First Quarterly Report 2023/24	| 53

Economic Review and Outlook

Table 2.6.4 Major Economic Assumptions

				Forecast
	2021	2022		2023	2024	2025	2026	2027
Real GDP
Canada (chained 2012 $ billions)	2,103	2,176		2,206	2,224	2,268	2,309	2,351
(% change)	5.0	3.4		1.4	0.8	2.0	1.8	1.8
U.S. (chained 2012 US$ billions)	19,610	20,014		20,374	20,456	20,865	21,241	21,602
(% change)	5.9	2.1		1.8	0.4	2.0	1.8	1.7
Japan (chained 2015 Yen trillions)	540	546		551	556	559	562	565
(% change)	2.2	1.0		1.0	0.8	0.6	0.5	0.5
China (constant 2010 US$ billions)	12,775	13,157		13,855	14,492	15,130	15,795	16,490
(% change)	8.4	3.0		5.3	4.6	4.4	4.4	4.4
Euro zone[1] (chained 2015 Euro billions)	11,301	11,687		11,733	11,815	11,969	12,113	12,258
(% change)	5.4	3.4		0.4	0.7	1.3	1.2	1.2

Industrial production index (% change)
U.S.	4.4	3.4		-0.3	-0.8	2.0	1.7	1.7
Japan	5.6	0.1		-0.8	1.4	0.9	0.7	0.7
China	10.9	3.8		4.2	4.3	4.1	4.1	4.1
Euro zone[1]	8.9	2.3		-0.7	1.1	1.6	1.2	1.2

Housing starts (thousands)
Canada	271	262		225	205	200	200	200
(% change)	24.5	-3.4		-14.1	-8.9	-2.4	0.0	0.0
U.S.	1,601	1,553		1,380	1,345	1,350	1,350	1,350
(% change)	16.0	-3.0		-11.1	-2.5	0.4	0.0	0.0
Japan	856	860		855	855	880	880	880
(% change)	5.0	0.4		-0.5	0.0	2.9	0.0	0.0

Consumer price index
Canada (2002 = 100)	141.6	151.2		156.8	160.7	164.2	167.5	170.9
(% change)	3.4	6.8		3.7	2.5	2.2	2.0	2.0

Canadian interest rates (%)
3-month treasury bills	0.12	2.30		4.79	4.42	3.13	2.75	2.50
10-year government bonds	1.36	2.77		3.19	3.10	3.00	2.85	2.85

United States interest rates (%)
3-month treasury bills	0.04	2.08		5.25	4.84	3.63	2.88	2.50
10-year government bonds	1.44	2.95		3.72	3.51	3.25	3.13	3.00

Exchange rate (US cents / Canadian $)	79.8	76.8		74.7	75.8	77.6	77.7	78.3

British Columbia goods and services
Export price deflator (% change)	15.8	12.6	[e]	-2.4	1.8	1.2	1.2	1.2

[1]	Euro zone (20) is Austria, Belgium, Croatia, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia, and Spain.
[e]	B.C. Ministry of Finance estimate.

54 |	First Quarterly Report 2023/24

APPENDIX | FISCAL PLAN UPDATE

Table A1 Material Assumptions – Revenue

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2023/24	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	2023/24 Sensitivities
Personal income tax *	15,953	15,431	16,149	16,940
Current calendar year assumptions
Household income growth	6.1%	6.3%	4.2%	4.1%	+/- 1 percentage point change in 2023 B.C.
Employee compensation growth	6.3%	5.9%	5.1%	4.6%	household income growth equals +/- $140 to $160
Tax base growth	6.0%	6.2%	4.3%	4.0%	million
Average tax yield	6.36%	6.32%	6.34%	6.40%
Current-year tax	15,528	14,924	15,621	16,415
Prior year’s tax assessments	520	550	560	570
Unapplied taxes	100	150	150	150
B.C. Tax Reduction	(205)	(205)	(210)	(215)
Non-refundable B.C. tax credits	(176)	(176)	(176)	(176)
Policy neutral elasticity **	0.9	0.9	1.1	1.2	+/- 0.5 change in 2023 B.C. policy neutral elasticity
Fiscal year assumptions					equals +/- $440 to $460 million
Prior-year adjustment	-	9

2022 Tax-year	2022 Assumptions
Household income growth	7.1%	6.7%			+/- 1 percentage point change in 2022 B.C.
Tax base growth	6.2%	2.5%			household or taxable income growth equals
Average 2022 tax yield	6.38%	6.34%			+/- $170 to $190 million one-time effect (prior-year
2022 tax	14,713	14,113			adjustment) and could result in an additional +/-
2021 & prior year’s tax assessments	510	700			$140 to $160 million base change in 2023/24
Unapplied taxes	100	150
B.C. Tax Reduction	(197)	(197)
Non-refundable B.C. tax credits	(176)	(176)
Policy neutral elasticity **	0.8	0.2

* Reflects information as at August 18, 2023
** Per cent growth in current year tax revenue (excluding policy measures) relative to per cent growth in household income (calendar year).

Corporate income tax *	5,938	6,037	7,616	5,942
Components of revenue (fiscal year)
Installments – subject to general rate	6,879	5,929	7,229	6,672
Installments – subject to small business rate	350	295	360	332
Non-refundable B.C. tax credits	(187)	(187)	(172)	(177)
Advance installments	7,042	6,037	7,417	6,827
Prior-year settlement payment	(1,104)	-	199	(885)
Current calendar year assumptions
National tax base ($ billions)	547.0	488.6	532.5	565.6	+/- 1% change in the 2023 national tax base
B.C. installment share of national tax base	13.6%	13.4%	14.2%	12.9%	equals +/- $70 to $80 million
Effective percentage tax rates
(% general/small business)	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0
Share of the B.C. tax base subject to the small business rate	23.8%	23.4%	23.0%	23.0%	+/- 1 percentage point change in the 2023 small
B.C. tax base growth (post federal measures)	-7.1%	-5.0%	-0.5%	1.7%	business share equals -/+ $70 to $80 million
B.C. net operating surplus growth	-14.5%	-11.8%	-9.1%	1.5%

2022 Tax-year	2022 Assumptions
B.C. tax base growth (post federal measures)	7.5%	1.9%
Share of the B.C. tax base subject to small business rate	24.0%	23.6%			+/- 1% change in the 2022 B.C. tax base equals +/
B.C. net operating surplus growth	13.5%	20.8%			$60 to $80 million one-time effect (prior-year
Gross 2022 tax	7,424	7,068			adjustment) and could result in an additional
Prior-year settlement payment	(1,104)	-			installments payments of +/- $80 to $100 million in
Prior years losses/gains (included in above)	(200)	(100)			2023/24
Non-refundable B.C. tax credits	(210)	(210)

* Reflects information as at August 18, 2023

Cash received from the federal government is used as the basis for estimating revenue. Due to lags in the federal collection and installment systems, changes to the B.C. net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2023/24 installments from the federal government reflects two-third of payments related to the 2023 tax year (paid during Apr-July 2023 and adjusted in Sept and Dec) and one-third of 2024 payments. Installments for the 2023 (2024) tax year are based on B.C.’s share of the national tax base for the 2022 (2023) tax year and a forecast of the 2023 (2024) national tax base. B.C.’s share of the 2021 national tax base was 13.8%, based on tax assessments as of December 31, 2022. Cash adjustments for any under/over payments from the federal government in respect of 2022 will be received/paid on March 31, 2024.

First Quarterly Report 2023/24	| 55

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2023/24	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	2023/24 Sensitivities
Employer health tax	2,731	2,750	2,892	3,025
Employee compensation growth	6.3%	5.9%	5.1%	4.6%	+/- 1 percentage point change in the 2023
					employee compensation growth equals up to +/-
					$25 million
Provincial sales tax	10,187	10,362	10,779	11,229
Provincial sales tax base growth (fiscal year)	3.2%	5.0%	4.0%	4.1%	+/- 1 percentage point change in the 2023
Calendar Year nominal expenditure					consumer expenditure growth equals up to +/- $20
Consumer expenditures on durable goods	-3.6%	2.0%	0.8%	2.2%	to $30 million
Consumer expenditures on goods and services	6.9%	6.4%	4.7%	4.4%
Business investment	1.4%	4.0%	4.8%	5.5%	+/- 1 percentage point change in the 2023
Other	3.4%	2.6%	2.6%	5.7%	business investment growth equals up to +/- $10
					to $20 million
Components of Provincial sales tax revenue
Consolidated Revenue Fund	10,178	10,353	10,770	11,220
BC Transportation Financing Authority	9	9	9	9
Fuel and carbon taxes	3,883	3,742	3,953	4,287
Calendar Year
Real GDP	0.4%	1.2%	0.8%	2.4%
Gasoline volumes	0.0%	-1.0%	-1.0%	-3.0%
Diesel volumes	3.0%	-2.0%	2.0%	2.0%
Natural gas volumes	1.0%	-1.0%	1.0%	0.0%
Carbon tax rates (April 1)
Carbon dioxide equivalent emissions ($/tonne)	65	65	80	95
Natural gas (cents/gigajoule)	322.79 ¢	322.79 ¢	397.28 ¢	471.77 ¢
Gasoline (cents/litre)	14.31 ¢	14.31 ¢	17.61 ¢	20.91 ¢
Light fuel oil (cents/litre)	16.85 ¢	16.85 ¢	20.74 ¢	24.62 ¢

Components of revenue *
Consolidated Revenue Fund	582	562	553	547
BC Transit	18	18	18	17
BC Transportation Financing Authority	472	462	461	454
Fuel tax revenue	1,072	1,042	1,032	1,018
Carbon tax revenue	2,811	2,700	2,921	3,269
Property taxes	3,488	3,591	3,739	3,940
Calendar Year
Consumer Price Index	3.9%	3.9%	2.5%	2.2%	+/- 1 percentage point change in 2023 new
Housing starts (units)	39,033	46,727	42,140	40,024	construction & inflation growth equals up to +/-
Home owner grants (fiscal year)	910	907	926	944	$30 million in residential property taxation revenue
Components of revenue
Residential (net of home owner grants)	1,434	1,510	1,596	1,674
Speculation and vacancy	90	90	90	90
Non-residential	1,566	1,572	1,630	1,717	+/- 1% change in 2023 total
Rural area	147	149	153	157	business property assessment
Police	37	39	40	41	value equals up to +/- $20 million
BC Assessment Authority	107	114	115	117	in non-residential property
BC Transit	107	117	115	144	taxation revenue
Other taxes	3,144	3,280	3,545	3,698
Calendar Year
Population	2.4%	3.2%	2.9%	1.7%
Residential sales value	-19.8%	-11.6%	16.9%	7.4%
Real GDP	0.4%	1.2%	0.8%	2.4%
Nominal GDP	2.8%	2.9%	3.3%	4.3%
Components of revenue					+/- 1% change to 2023 residential
Property transfer	1,799	1,950	2,205	2,348	sales value equals +/- $20 million
Additional Property Transfer Tax (included in above)	30	40	45	60	in property transfer revenue, depending on property values
Tobacco	565	520	520	520
Insurance premium	780	810	820	830

56 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2023/24	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	2023/24 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other *	3,367	1,962	2,237	2,193
Natural gas price					+/- $0.25 change in the natural gas
Plant inlet, $C/gigajoule	3.04	1.29	2.03	2.33	price equals +/- $130 to $150 million,
Sumas, $US/MMBtu	3.99	2.42	3.06	3.36	including impacts on production
Natural gas production volumes					volumes and royalty program
Billions of cubic metres	72.2	70.2	73.2	73.4	credits, but excluding any
Petajoules	2,995	2,927	3,051	3,059	changes from natural gas liquids
Annual per cent change	8.9%	7.2%	4.2%	0.3%	revenue (e.g. butane, pentanes)
					Sensitivities can also vary
Oil price ($US/bbl at Cushing, OK)	80.79	74.56	73.17	74.72	significantly at different price levels
					+/- 1% change in natural gas
Auctioned land base (000 hectares)	11	11	20	20	volumes equals +/- $20 million
Average bid price/hectare ($)	275	200	200	300	in natural gas royalties
Cash sales of Crown land tenures	3	2	4	6	+/- 1 cent change in the exchange rate
Metallurgical coal price ($US/tonne, fob Australia)	252	248	222	210	equals +/-$1 million in natural gas royalties
Copper price ($US/lb)	3.56	3.82	3.96	4.09
Annual electricity volumes set by treaty	3.9	3.9	3.8	3.8	+/- $10/bbl change in petroleum price
(million mega-watt hours)					equals +/- $5 million in petroleum royalties
Mid-Columbia electricity price	107.84	92.90	90.06	92.10	+/- 12% change in natural gas liquids
($US/mega-watt hour)					(equivalent to +/- $10/bbl oil price) prices
					equals +/- $80 to $100 million in natural gas
Exchange rate (US¢/C$, calendar year)	74.7	74.7	75.8	77.6	liquids royalties
Components of revenue
Bonus bid auctions:					+/- US$20 change in the average
Deferred revenue	61	60	29	28	metallurgical coal price
Current-year cash (one-tenth)	-	1	-	-	equals +/- $50 to $80 million
Fees and rentals	50	38	36	36	+/- 10% change in the average Mid-Columbia
Total bonus bids, fees and rentals	111	99	65	64	electricity price equals +/- $50 million
Natural gas royalties after deductions and allowances	2,016	837	1,179	1,182
Petroleum royalties	37	34	31	29
Columbia River Treaty electricity sales	522	478	452	456
BC Energy Regulator fees and levies	66	73	75	74	Based on a recommendation from the Auditor
Coal, metals and other minerals revenue:					General to be consistent with generally accepted
Coal tenures	8	8	8	8	accounting principles, bonus bid revenue
Net coal mineral tax	372	194	240	210	recognition reflects ten-year deferral of cash
Net metals and other minerals tax	47	51	54	58	receipts from the sale of Crown land tenures
Recoveries relating to revenue sharing payments to First Nations	170	170	115	94
Miscellaneous mining revenue	18	18	18	18
Total coal, metals and other minerals revenue	615	441	435	388

Gross royalties prior to deductions and allowances
Gross natural gas revenue	1,993	531	953	1,077
Gross natural gas liquids royalties revenue	783	685	609	727

Royalty programs and infrastructure credits
Deep drilling	(400)	(200)	(141)	(99)
Road, pipeline, Clean Growth Infrastructure Royalty and other infrastructure programs	(95)	(65)	(118)	(171)
Total	(495)	(265)	(259)	(270)
Implicit average natural gas royalty rate	22.2%	22.5%	14.8%	11.8%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates. Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

* Reflects information as at August 4, 2023.

First Quarterly Report 2023/24	| 57

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2023/24	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	2023/24 Sensitivities
Forests *	846	886	847	952
Prices (calendar year average)					+/- US$50 change in SPF price equals
SPF 2x4 ($US/thousand board feet)	400	400	450	500	+/- $100 to $150 million

Crown harvest volumes (million cubic metres)
Interior	30.0	30.0	29.9	29.7	+/- 10% change in Interior harvest volumes equals
Coast	8.0	8.0	8.1	8.3	+/- $50 to $60 million
Total	38.0	38.0	38.0	38.0	+/- 10% change in Coastal harvest volumes
B.C. Timber Sales (included in above)	6.3	6.3	6.4	7.4	equals +/- $15 to $25 million

Stumpage rates ($Cdn/cubic metre)
Total stumpage rates	18.07	19.04	19.42	22.14	+/- 1 cent change in exchange rate
					equals +/- $25 to $35 million in stumpage revenue
Components of revenue
Timber tenures (net of revenue sharing recoveries)	293	330	350	440
Recoveries relating to revenue sharing payments to First Nations	138	138	138	105
B.C. Timber Sales	274	274	268	316	The above sensitivities relate
Logging tax	100	100	50	50	to stumpage revenue only.
Other CRF revenue	30	33	30	30
Recoveries	11	11	11	11

* Reflects information as at August 3, 2023

Other natural resource	551	536	509	549
Components of revenue
Water rental and licences*	478	463	436	476	+/- 5% change in water power production
Recoveries	50	50	50	50	equals +/- $20 to $25 million
Angling and hunting permits and licences	10	10	10	10
Recoveries	13	13	13	13
* Water rentals for power purposes are indexed to Consumer Price Index.

Total natural resource recoveries relating to revenue sharing payments to First Nations	327	327	253	199	Revenue sharing from natural gas royalties, mineral tax and forest stumpage revenues.
Other revenue	10,520	10,667	10,829	11,052
Components of revenue
Fees and licences
Motor vehicle licences and permits	618	614	621	630
International student health fees	70	90	90	90
Other Consolidated Revenue Fund	495	509	476	494
Summary consolidation eliminations	(14)	(15)	(15)	(14)
Ministry vote recoveries	270	270	105	105
Taxpayer-supported Crown corporations	202	208	209	211
Post-secondary education fees	2,770	2,829	2,956	3,061
Other healthcare-related fees	496	510	510	516
School Districts	275	248	266	281
Investment earnings
Consolidated Revenue Fund	130	235	130	130
Fiscal agency loans & sinking funds earnings	1,088	1,014	1,223	1,202
Summary consolidation eliminations	(198)	(204)	(198)	(204)
Taxpayer-supported Crown corporations	36	46	41	41
SUCH sector agencies	293	318	326	342
Sales of goods and services
SUCH sector agencies	986	988	1,039	1,092
BC Infrastructure Benefits Inc.	246	279	311	346
Other taxpayer-supported Crown corporations	254	99	107	112
Miscellaneous	2,503	2,629	2,632	2,617

58 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2023/24	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	2023/24 Sensitivities
Health and social transfers	8,970	9,252	9,385	9,770
National Cash Transfers
Canada Health Transfer (CHT)	49,421	49,421	52,083	54,687
Annual growth	9.3%	9.3%	5.4%	5.0%
Canada Social Transfer (CST)	16,416	16,416	16,909	17,416
B.C.’s share of national population (June 1)	13.62%	13.64%	13.60%	13.55%	+/- 0.1 percentage point change in B.C.’s
					population share equals +/- $65 million
B.C. health and social transfers revenue
CHT	6,733	6,740	7,085	7,410
CST	2,237	2,239	2,300	2,360
CHT top up - strengthen public health care	-	273	-	-
Other federal contributions	4,623	4,240	4,271	3,937
Components of revenue
Disaster Financial Assistance Arrangements	1,268	848	1,102	773
B.C.’s share of the federal cannabis excise tax	70	85	85	85
Other Consolidated Revenue Fund	104	105	105	105
Vote Recoveries:
Labour Market Development Agreement	296	296	296	296
Labour Market and Skills Training Program	98	98	98	98
Home Care	82	82	81	81
Mental Health	82	82	82	82
Child Care	822	822	822	822
Child Safety, Family Support, Children in Care and with special needs	83	83	83	83
Public Transit	297	297	92	135
Local government services and transfers	188	188	181	120
Other recoveries	154	154	155	155
Taxpayer-supported Crown corporations	324	347	322	329
Post-secondary institutions	634	623	636	641
Other SUCH sector agencies	121	130	131	132

Service delivery agency direct revenue	8,981	9,118	9,345	9,614
School districts	681	661	677	693
Post-secondary institutions	4,962	4,992	5,196	5,385
Health authorities and hospital societies	1,165	1,216	1,199	1,208
BC Transportation Financing Authority	579	567	571	578
Other service delivery agencies	1,594	1,682	1,702	1,750
Commercial Crown corporation net income	3,489	3,492	3,985	4,020
BC Hydro	712	712	712	712	Sensitivities impacts shown below are before regulatory account transfers
Reservoir water inflows	100%	85%	100%	100%	+/-1% in hydro generation equals +/- $60 million
Mean gas price	5.08	4.46	4.21	4.35	+/-1% equals +/- $0 million
(Sumas, $US/MMbtu – BC Hydro forecast based on NYMEX forward selling prices)
Electricity prices	83.41	89.56	86.47	85.99	+/-1% change in electricity/gas trade income
(Mid-C, $US/MWh)					equals +/- $3.5 million

ICBC	-	-	450	450
Vehicle growth	1.9%	1.9%	1.9%	1.9%	+/-1% equals +/-$56 million
Current claims cost percentage change	11.8%	11.8%	9.9%	6.7%	+/-1% equals +/-$41 million
Unpaid claims balance ($ billions)	10.4	10.4	9.0	8.3	+/-1% equals +/-$104 to $125 million
Investment return	0.7%	0.7%	3.6%	3.7%	+/-1% return equals +/-$180 to $192 million
Loss ratio	84.3%	84.3%	85.0%	84.7%

First Quarterly Report 2023/24	| 59

Appendix – Fiscal Plan Update

Table A2 Natural Gas Price Forecasts – 2023/24 to 2025/26

Private sector forecasts (calendar year)				Adjusted to fiscal years and $C/gigajoule at plant inlet
	2023	2024	2025	2023/24	2024/25	2025/26
GLJ Henry Hub US$/MMBtu (Jul 1, 2023)	2.70	3.80	4.16	1.54	2.34	2.61
Sproule Henry Hub US$/MMBtu (Jun 30, 2023)	2.84	4.00	4.25	1.79	2.55	2.72
McDaniel Henry Hub US$/MMBtu (Jul 1, 2023)	2.58	3.32	3.90	1.29	1.81	2.29
Deloitte Henry Hub US$/Mcf (Jun 30, 2023)	2.55	3.60	4.20	1.29	2.01	2.48
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1, 2023)	2.64	3.60	4.35	1.59	2.42	2.94
Sproule Alberta AECO-C Spot CDN$/MMBtu (Jun 30, 2023)	2.85	3.83	4.13	1.73	2.52	2.74
McDaniel AECO-C Spot C$/MMBtu (Jul 1, 2023)	3.05	3.32	3.90	1.54	2.10	2.52
Deloitte AECO-C Spot C$/Mcf (Jun 30, 2023)	2.60	3.30	3.95	1.28	1.99	2.43
GLJ Sumas Spot US$/MMBtu (Jul 1, 2023)	3.80	3.70	4.06	1.64	2.94	3.22
Sproule Sumas Spot CDN$/MMBtu (Jun 30, 2023)	5.85	5.79	6.12	2.70	3.81	4.07
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1, 2023)	2.11	3.18	3.98	1.47	2.41	2.96
Sproule BC Station 2 CDN$/MMBtu (Jun 30, 2023)	2.53	3.73	4.02	1.73	2.55	2.77
McDaniel BC Avg Plant Gate C$MMBtu (Jul 1, 2023)	2.35	2.60	3.17	1.30	1.80	2.21
Deloitte BC Station 2 C$MMBtu (Jun 30, 2023)	3.10	3.75	3.75	1.42	2.19	2.62
GLJ Midwest Chicago US$/MMBtu (Jul 1, 2023)	3.65	4.01	4.10	1.96	2.94	3.22
Sproule Alliance Plant Gate CDN$/MMBtu (Jun 30, 2023)	3.59	5.01	5.33	2.61	3.64	3.88
EIA Henry Hub US$/MMBtu (Jul 2023)	2.62	3.29		1.22
TD Economics Henry Hub FuturesUS$/MMBtu (Jun 2023)	2.66	3.38		1.21
Scotiabank Group Henry Hub US$/MMBtu (Jun 2023)	2.79	3.75		1.43
BMO Henry Hub US$/MMBtu (Jun 2023)	2.75	3.75		1.40
InSite Petroleum Consultants Ltd BC Spot C$/Mcf (Jun 2023)	2.67	3.60	4.15	1.64	2.36	2.76
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Jul 11, 2023)				1.49	2.04	2.37

Average all minus high/low				1.57	2.45	2.81

Average one forecast per consultant minus high/low				1.41	2.32	2.72

Natural gas royalty price forecast				1.29	2.03	2.33

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd         US EIA: US Energy Information Administration         AECO: Alberta Energy Company

Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants         McDaniel: McDaniel & Associates Consultants Ltd

60 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

First Quarterly Report 2023/24	| 61

Appendix – Fiscal Plan Update

Table A3 Material Assumptions – Expense

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2023/24	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	2023/24 Sensitivities
Attorney General	773	776	781	778
New cases filed/processed	242,000	235,000	242,000	242,000	The number of criminal cases proceeded on by the
(# for all courts)					provincial and federal Crown (including appeals to
					higher courts in BC), the number of civil and family
					litigation cases, the number of violation tickets
					disputed, and the number of municipal bylaw tickets
					disputed which would go to court for resolution.

Crown Proceeding Act (CPA)	25	28	25	25	Number of litigation cases resolved by court decisions
					or negotiated settlement.

Children and Family Development	1,912	1,912	1,930	1,926
Average children-in-care	4,852	4,822	4,727	4,663	The average number of children-in-care is decreasing
caseload (#)					as a result of ministry efforts to keep children in family
Average annual residential	105,337	135,718	151,984	169,492	settings where safe and feasible. The average cost
cost per child in care ($)					per child in care is projected to increase based on the
					higher cost of contracted residential services and an
					increasing acuity of need for children in care. A 1%
					increase in the cost per case or a 1% increase in the
					average caseload will affect expenditures by $3.3
					million (excluding Indigenous CFS Agencies).

Education and Child Care	8,874	8,874	9,133	9,172
Public School Enrolment (# of FTEs)	591,272	591,272	600,178	607,449	Updated forecast enrolment figures are based on
School age (K–12)	568,521	568,521	577,311	584,487	submissions from school districts of their actual
Continuing Education	905	905	905	905	enrolment as at September 30, 2022 for the 2022/23
Distributed Learning (online)	13,229	13,229	13,346	13,441	school year, including February and May enrolment
Summer	6,288	6,288	6,288	6,288	counts. Projections are based on the Ministry of
Adults	2,328	2,328	2,328	2,328	Education and Child Care’s enrolment forecasting model.

Emergency Management and Climate Readiness	101	101	111	120
Emergency Program Act (EPA)	36	36	250	91	Emergency disaster relief is unpredictable by
					nature. There are a number of factors that could impact
					the timing of delivering recovery projects resulting
					from the Major Events.

Forests	925	1,687	905	913
BC Timber Sales	237	237	235	243	Targets can be impacted by changes to actual
					inventory costs incurred. There is a lag of
					approximately 1.5 years between when inventory costs
					are incurred and when they are expensed. Volume
					harvested can also impact targets. For example, if
					volume harvested is less than projected in any year,
					then capitalized expenses will also be reduced in that year.
Fire Management	204	966	205	205	Costs are driven by length of season and severity of
					weather conditions, severity of fires, proportion of
					interface fires, size of fires and damages caused.
					Costs have ranged from a low of $47 million in 2006 to
					a high of $809 million in 2021/22 (Fire season 2021).

62 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A3 Material Assumptions – Expense (continued)

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2023/24	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	2023/24 Sensitivities
Health	28,674	28,674	29,887	30,669
Pharmacare	1,578	1,578	1,610	1,597	A 1% change in PharmaCare utilization or prices
					affects costs by approximately $12 million.

Medical Services Plan (MSP)	7,039	7,039	7,340	7,281	A 1% increase in volume of services provided by fee-
					for-service physicians affects costs by approximately
					$35 million.

Regional Services	19,671	19,671	20,534	21,403	A 1% increase in volume of services provided by
					Health Authorities is estimated to be $186 million.

Post-Secondary Education and Future Skills	2,770	2,770	2,815	2,837
Student spaces in public institutions	206,085	206,085	205,886	206,048	Student enrolments may fluctuate due to a number of
					factors including economic changes and labour market
					needs. Current year forecast to be updated at Q3 to
					align with PSI reporting, consistent with past practice.

Public Safety and Solicitor General	1,028	1,028	1,034	1,033
Policing, Victim Services and Corrections	909	909	913	913	Policing, Victim Services and Corrections costs are
					sensitive to the volume and severity of criminal
					activity, the number of inmate beds occupied and the
					number of offenders under community supervision.

Social Development and Poverty Reduction	4,745	4,745	4,861	4,927
Temporary Assistance	47,500	55,822	45,200	44,400	The expected to work caseload is sensitive to
annual average caseload (#)					fluctuations in economic and employment trends.
					Costs are driven by changes to cost per case and
					caseload. Cost per case fluctuations result from
					changes in the needed supports required by clients, as
					well as caseload composition.

Disability Assistance	121,600	122,359	125,000	126,700	The caseload for persons with disabilities is sensitive
annual average caseload (#)					to the aging of the population and longer life
					expectancy for individuals with disabilities. Cost per
					case fluctuations are driven primarily by earnings
					exemptions which is dependent on the level of income
					earned by clients.

Adult Community Living:
Developmental Disabilities Programs
Average caseload (#)	24,330	24,190	25,070	25,520	The adult community living caseload is sensitive to an
Average cost per client ($)	53,600	58,700	57,900	58,400	aging population and to the level of service required.
Personal Supports Initiative (PSI)					Cost per case fluctuations are driven by the proportion
Average caseload (#)	3,240	3,210	3,510	3,650	of clients receiving certain types of services at
Average cost per client ($)	15,200	16,600	15,800	15,800	differing costs. For example, residential care services
					are significantly more costly than day programs.

First Quarterly Report 2023/24	| 63

Appendix – Fiscal Plan Update

Table A3 Material Assumptions – Expense (continued)

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2023/24	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	2023/24 Sensitivities
Tax Transfers	3,159	3,078	3,424	3,826
Individuals	1,815.0	1,805.0	2,133.0	2,449.0
Climate Action Tax Credit	757.0	747.0	1,051.0	1,359.0	These tax transfers are now expensed as
BC Family Benefit	463.0	463.0	482.8	485.0	required under generally accepted accounting
Renter’s Tax Credit	309.0	309.0	313.0	319.0	principles.
Sales Tax	50.0	50.0	50.0	50.0
Small Business Venture Capital	40.0	40.0	40.0	40.0
BC Senior’s Home Renovation	3.0	3.0	3.0	3.0
Other tax transfers to individuals	193.0	193.0	193.2	193.0
					Changes in 2022 tax transfers will result in one-time
					effect (prior-year adjustment) and could result in an
Corporations	1,344.0	1,273.0	1,291.0	1,377.0	additional base change in 2023/24. Production
Film and Television	152.5	136.3	138.8	152.5	services tax credit is the most volatile of all tax
Production Services	890.3	835.5	845.8	912.8	transfers and is influenced by several factors including
Scientific Research & Experimental Development	96.2	96.3	101.3	106.3	delay in filing returns and assessment of claims,
Interactive Digital Media	110.0	110.0	110.0	110.0	length of projects and changes in the exchange rates.
Mining Exploration	30.0	30.0	30.0	30.0
Other tax transfers to corporations	65.0	64.9	65.1	65.4

Prior-year adjustment (included above)*
Individuals		-
Corporations		(8.3)

2022 Tax-year	2022 Assumptions
Tax Transfers	2,206.0	2,196.0
Individuals	1,011.0	1,001.0
Corporations	1,195.0	1,195.0
Film and Television	140.0	140.0
Production Services	780.0	780.0
Scientific Research & Experimental Development	90.0	90.0
Interactive Digital Media	110.0	110.0
Other tax transfers to corporations	75.0	75.0

*2023/24 tax transfer forecast incorporates adjustments relating to prior years.

Management of Public Funds and Debt	1,309	1,400	1,679	2,008
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1%
Short-term	4.04%	4.97%	4.11%	2.99%	change in interest rates equals $7 million;
Long-term	4.10%	4.18%	4.12%	4.12%	$100 million increase in debt level equals $4.4 million.
CDN/US exchange rate (cents)	132.6	133.4	130.8	128.8

Service delivery agency net spending	9,176	9,322	9,961	10,365
School districts	557	651	662	672
Post-secondary institutions	4,795	4,809	5,009	5,176
Health authorities and hospital societies	1,103	1,245	1,134	1,144	Agency expenses, net of Provincial funding. These are
BC Transportation Financing Authority	1,887	1,894	2,311	2,402	mainly funded through revenue from other sources.
BC Infrastructure Benefits Inc.	246	279	311	346
Other service delivery agencies	588	444	534	625

64 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A4 Operating Statement – 2016/17 to 2025/26 1

($ millions)	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Revenue	51,449	52,020	57,128	58,660	62,156	72,392	81,536	76,228	80,736	81,534	5.2
Expense	(48,721)	(51,744)	(55,634)	(59,022)	(67,663)	(71,127)	(80,832)	(82,202)	(83,383)	(85,171)	6.4
Surplus (deficit) before forecast allowance	2,728	276	1,494	(362)	(5,507)	1,265	704	(5,974)	(2,647)	(3,637)
Forecast allowance	-	-	-	-	-	-	-	(700)	(500)	(500)
Surplus (deficit)	2,728	276	1,494	(362)	(5,507)	1,265	704	(6,674)	(3,147)	(4,137)

Per cent of nominal GDP: [2]
Surplus (deficit)	1.0	0.1	0.5	-0.1	-1.8	0.4	0.2	-1.7	-0.8	-1.0
Per cent of revenue:
Surplus (deficit)	5.3	0.5	2.6	-0.6	-8.9	1.7	0.9	-8.8	-3.9	-5.1
Per capita ($): [3]
Surplus (deficit)	561	56	298	(71)	(1,068)	243	132	(1,216)	(557)	(720)

[1]	Figures have been restated to reflect government current accounting policies.

[2]	Surplus (deficit) as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2023/24 amounts divided by nominal GDP for the 2023 calendar year).

[3]	Per capita revenue and expense is calculated using July 1 population (e.g. 2023/24 amounts divided by population on July 1, 2023).

First Quarterly Report 2023/24	| 65

Appendix – Fiscal Plan Update

Table A5 Revenue by Source – 2016/17 to 2025/26

($ millions)	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Taxation revenue:
Personal income	9,704	8,923	11,364	10,657	11,118	13,704	17,268	15,431	16,149	16,940	6.4
Corporate income	3,003	4,165	5,180	5,011	4,805	5,053	9,156	6,037	7,616	5,942	7.9
Employer health	-	-	464	1,897	2,156	2,443	2,720	2,750	2,892	3,025	n/a
Sales	6,606	7,131	7,369	7,374	7,694	8,731	9,818	10,362	10,779	11,229	6.1
Fuel	969	1,010	1,015	1,008	936	1,022	1,021	1,042	1,032	1,018	0.5
Carbon	1,220	1,255	1,465	1,682	1,683	2,011	2,161	2,700	2,921	3,269	11.6
Tobacco	737	727	781	729	711	708	531	520	520	520	-3.8
Property	2,279	2,367	2,617	2,608	2,313	3,012	3,253	3,591	3,739	3,940	6.3
Property transfer	2,026	2,141	1,826	1,609	2,098	3,327	2,293	1,950	2,205	2,348	1.7
Insurance premium	549	602	633	691	652	706	804	810	820	830	4.7
	27,093	28,321	32,714	33,266	34,166	40,717	49,025	45,193	48,673	49,061	6.8
Natural resource revenue:
Natural gas royalties	152	161	199	118	196	920	2,255	837	1,179	1,182	25.6
Bonus bids, rents on drilling rights and leases	633	276	279	225	162	133	122	99	65	64	-22.5
Columbia River Treaty	111	111	202	119	117	231	437	478	452	456	17.0
Other energy and minerals	403	619	557	386	191	795	979	548	541	491	2.2
Forests	913	1,065	1,406	988	1,304	1,893	1,887	886	847	952	0.5
Other resources	499	463	465	432	433	499	518	536	509	549	1.1
	2,711	2,695	3,108	2,268	2,403	4,471	6,198	3,384	3,593	3,694	3.5
Other revenue:
Medical Services Plan premiums	2,558	2,266	1,360	1,063	(4)	1	(1)	-	-	-	n/a
Post-secondary education fees	1,828	2,034	2,275	2,451	2,418	2,536	2,651	2,829	2,956	3,061	5.9
Other health-care related fees	404	429	441	475	372	417	519	510	510	516	2.8
Motor vehicle licences and permits	529	557	568	579	571	610	613	614	621	630	2.0
Other fees and licences	894	963	949	1,004	972	1,020	1,146	1,310	1,131	1,167	3.0
Investment earnings	1,232	1,101	1,243	1,263	1,264	1,306	1,316	1,409	1,522	1,511	2.3
Sales of goods and services	1,131	1,133	1,164	1,162	741	1,059	1,396	1,366	1,457	1,550	3.6
Miscellaneous	2,377	2,410	2,249	2,676	2,395	2,851	3,049	2,629	2,632	2,617	1.1
	10,953	10,893	10,249	10,673	8,729	9,800	10,689	10,667	10,829	11,052	0.1
Contributions from the federal government:
Canada Health Transfer	4,744	4,994	5,182	5,523	5,701	6,431	6,432	7,013	7,085	7,410	5.1
Canada Social Transfer	1,751	1,854	1,908	1,971	2,042	2,110	2,174	2,239	2,300	2,360	3.4
Other cost shared agreements	1,672	2,207	1,962	2,041	5,151	3,439	3,920	4,240	4,271	3,937	10.0
	8,167	9,055	9,052	9,535	12,894	11,980	12,526	13,492	13,656	13,707	5.9
Commercial Crown corporation net income:
BC Hydro [1]	684	683	(428)	705	688	668	360	712	712	712	0.4
Liquor Distribution Branch	1,083	1,119	1,104	1,107	1,161	1,189	1,199	1,150	1,170	1,194	1.1
BC Lottery Corporation [2]	1,329	1,391	1,405	1,336	420	1,211	1,584	1,456	1,478	1,484	1.2
ICBC	(612)	(1,327)	(1,153)	(376)	1,528	2,216	(197)	-	450	450	-196.6
Other	41	140	127	146	167	140	152	174	175	180	17.9
Accounting adjustment [1]	-	(950)	950	-	-	-	-	-	-	-	n/a
	2,525	1,056	2,005	2,918	3,964	5,424	3,098	3,492	3,985	4,020	5.3
Total revenue	51,449	52,020	57,128	58,660	62,156	72,392	81,536	76,228	80,736	81,534	5.2

[1]	BC Hydro’s loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

[2]	Net of federal government payments and beginning in 2021/22, is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

66 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A6 Revenue by Source Supplementary Information – 2016/17 to 2025/26 1

	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Taxation and Medical Services Plan premiums	11.2	10.8	11.5	11.1	11.1	11.6	12.5	11.2	11.7	11.3	0.1
Taxation	10.3	10.0	11.0	10.8	11.1	11.6	12.5	11.2	11.7	11.3	1.1
Medical Services Plan premiums	1.0	0.8	0.5	0.3	-	-	-	-	-	-	n/a
Natural resources	1.0	1.0	1.0	0.7	0.8	1.3	1.6	0.8	0.9	0.9	-2.1
Other	4.2	3.9	3.4	3.5	2.8	2.8	2.7	2.6	2.6	2.5	-5.3
Other excluding
Medical Services Plan premiums	3.2	3.1	3.0	3.1	2.8	2.8	2.7	2.6	2.6	2.5	-2.4
Contributions from the federal government	3.1	3.2	3.0	3.1	4.2	3.4	3.2	3.3	3.3	3.2	0.2
Commercial Crown corporation net income	1.0	0.4	0.7	0.9	1.3	1.5	0.8	0.9	1.0	0.9	-0.4
Total revenue	19.5	18.4	19.2	19.0	20.3	20.6	20.8	18.9	19.4	18.8	-0.4
Growth rates (per cent):
Taxation	11.4	4.5	15.5	1.7	2.7	19.2	20.4	-7.8	7.7	0.8	n/a
Natural resources	5.4	-0.6	15.3	-27.0	6.0	86.1	38.6	-45.4	6.2	2.8	n/a
Other	5.9	-0.5	-5.9	4.1	-18.2	12.3	9.1	-0.2	1.5	2.1	n/a
Other excluding
Medical Services Plan premiums	6.1	2.8	3.0	8.1	-9.1	12.2	9.1	-0.2	1.5	2.1	n/a
Contributions from the federal government	6.8	10.9	0.0	5.3	35.2	-7.1	4.6	7.7	1.2	0.4	n/a
Commercial Crown corporation net income	-6.8	-58.2	89.9	45.5	35.8	36.8	-42.9	12.7	14.1	0.9	n/a
Total revenue	8.1	1.1	9.8	2.7	6.0	16.5	12.6	-6.5	5.9	1.0	n/a
Per capita ($): [3]
Taxation	5,576	5,745	6,529	6,529	6,627	7,827	9,216	8,231	8,618	8,540	4.9
Natural resources	558	547	620	445	466	859	1,165	616	636	643	1.6
Other	2,254	2,210	2,046	2,095	1,693	1,884	2,009	1,943	1,917	1,924	-1.7
Other excluding
Medical Services Plan premiums	1,728	1,750	1,774	1,886	1,694	1,884	2,010	1,943	1,917	1,924	1.2
Contributions from the federal government	1,681	1,837	1,807	1,872	2,501	2,303	2,355	2,457	2,418	2,386	4.0
Commercial Crown corporation net income	520	214	400	573	769	1,043	582	636	706	700	3.4
Total revenue	10,588	10,553	11,402	11,514	12,056	13,915	15,328	13,884	14,295	14,192	3.3

Real Per Capita Revenue (2022 $) [4]	11,773	12,284	12,920	12,749	13,249	14,876	15,328	13,361	13,420	13,040	1.1
Growth rate (per cent)	4.3	4.3	5.2	-1.3	3.9	12.3	3.0	-12.8	0.4	-2.8	1.7

[1]	Numbers may not add due to rounding.

[2]	Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2023/24 revenue divided by nominal GDP for the 2023 calendar year).

[3]	Per capita revenue is calculated using July 1 population (e.g. 2023/24 revenue divided by population on July 1, 2023).

[4]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2023 CPI for 2023/24 revenue).

First Quarterly Report 2023/24	| 67

Appendix – Fiscal Plan Update

Table A7 Expense by Function – 2016/17 to 2025/26 1,2

($ millions)	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Function:
Health:
Medical Services Plan	4,573	4,623	4,861	5,013	5,145	5,776	6,006	7,081	7,382	7,323	5.4
Pharmacare	1,284	1,400	1,494	1,517	1,501	1,579	1,711	1,728	1,760	1,747	3.5
Regional services	13,086	14,101	15,004	16,054	18,290	19,574	21,715	21,040	21,768	22,668	6.3
Other healthcare expenses	753	810	800	872	677	662	890	1,107	1,136	1,121	4.5
Total health	19,696	20,934	22,159	23,456	25,613	27,591	30,322	30,956	32,046	32,859	5.9
Education:
Elementary and secondary	6,423	6,919	7,254	7,584	7,444	8,085	8,585	9,037	9,348	9,247	4.1
Post-secondary	5,677	6,002	6,398	6,846	6,872	7,357	7,517	8,361	8,627	8,999	5.3
Other education expenses	374	176	442	310	632	359	889	464	459	462	2.4
Total education	12,474	13,097	14,094	14,740	14,948	15,801	16,991	17,862	18,435	18,709	4.6
Social services:
Social assistance	1,692	1,988	2,202	2,342	3,141	2,910	3,157	3,160	3,234	3,261	7.6
Child welfare	1,358	1,507	1,652	1,940	2,226	2,254	3,168	3,638	3,709	3,707	11.8
Low income tax credit transfers	244	239	414	435	1,131	754	1,746	807	1,082	1,373	21.2
Community living and other services	949	1,003	1,075	1,170	1,291	1,350	1,581	1,543	1,601	1,661	6.4
Total social services	4,243	4,737	5,343	5,887	7,789	7,268	9,652	9,148	9,626	10,002	10.0
Protection of persons and property	1,655	1,930	2,004	2,126	2,258	2,937	3,483	2,319	2,352	2,364	4.0
Transportation	1,784	1,931	2,021	2,126	3,362	4,453	3,319	2,634	2,551	2,592	4.2
Natural resources & economic development	2,465	3,374	3,825	3,778	4,191	5,213	6,284	5,161	4,187	4,244	6.2
Other	2,281	1,574	1,831	2,525	2,861	3,082	5,736	3,437	3,530	3,394	4.5
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	2,300	2,200	2,000	n/a
Contingencies - Shared Recovery Mandate	-	-	-	-	-	-	-	2,200	2,600	2,700	n/a
Pandemic Recovery Contingencies	-	-	-	-	-	-	-	1,000	-	-	n/a
General government	1,536	1,544	1,673	1,657	3,919	2,040	2,326	1,931	1,923	1,936	2.6
Debt servicing	2,587	2,623	2,684	2,727	2,722	2,742	2,719	3,254	3,933	4,371	6.0
Total expense	48,721	51,744	55,634	59,022	67,663	71,127	80,832	82,202	83,383	85,171
Per cent of operating expense:
Health	40.4	40.5	39.8	39.7	37.9	38.8	37.5	37.7	38.4	38.6	-0.5
Education	25.6	25.3	25.3	25.0	22.1	22.2	21.0	21.7	22.1	22.0	-1.7
Social services	8.7	9.2	9.6	10.0	11.5	10.2	11.9	11.1	11.5	11.7	3.4
Protection of persons and property	3.4	3.7	3.6	3.6	3.3	4.1	4.3	2.8	2.8	2.8	-2.2
Transportation	3.7	3.7	3.6	3.6	5.0	6.3	4.1	3.2	3.1	3.0	-2.0
Natural resources & economic development	5.1	6.5	6.9	6.4	6.2	7.3	7.8	6.3	5.0	5.0	-0.2
Other	4.7	3.0	3.3	4.3	4.2	4.3	7.1	4.2	4.2	4.0	-1.8
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	2.8	2.6	2.3	n/a
Contingencies - Shared Recovery Mandate	-	-	-	-	-	-	-	2.7	3.1	3.2	n/a
Pandemic Recovery Contingencies	-	-	-	-	-	-	-	1.2	-	-	n/a
General government	3.2	3.0	3.0	2.8	5.8	2.9	2.9	2.3	2.3	2.3	-3.6
Debt servicing	5.3	5.1	4.8	4.6	4.0	3.9	3.4	4.0	4.7	5.1	-0.4
Operating expense	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

[1]	Figures reflect government accounting policies used in the 2022/23 Public Accounts audited financial statements.

[2]	Numbers may not add due to rounding.

68 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A8 Expense by Function Supplementary Information – 2016/17 to 2025/26 1

	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Health	7.5	7.4	7.5	7.6	8.3	7.9	7.7	7.7	7.7	7.6	0.2
Education	4.7	4.6	4.7	4.8	4.9	4.5	4.3	4.4	4.4	4.3	-1.0
Social services	1.6	1.7	1.8	1.9	2.5	2.1	2.5	2.3	2.3	2.3	4.1
Protection of persons and property	0.6	0.7	0.7	0.7	0.7	0.8	0.9	0.6	0.6	0.5	-1.5
Transportation	0.7	0.7	0.7	0.7	1.1	1.3	0.8	0.7	0.6	0.6	-1.4
Natural resources & economic development	0.9	1.2	1.3	1.2	1.4	1.5	1.6	1.3	1.0	1.0	0.5
Other	0.9	0.6	0.6	0.8	0.9	0.9	1.5	0.9	0.8	0.8	-1.1
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	0.6	0.5	0.5	n/a
Contingencies - Shared Recovery Mandate	-	-	-	-	-	-	-	0.6	0.7	0.8	n/a
Pandemic Recovery Contingencies	-	-	-	-	-	-	-	0.3	-	-	n/a
General government	0.6	0.5	0.6	0.5	1.3	0.6	0.6	0.5	0.5	0.4	-2.9
Debt servicing	1.0	0.9	0.9	0.9	0.9	0.8	0.7	0.8	0.9	1.0	0.3
Operating expense	18.5	18.3	18.7	19.1	22.0	20.3	20.6	20.5	20.1	19.8	0.8
Growth rates (per cent):
Health	2.6	6.3	5.9	5.9	9.2	7.7	9.9	2.1	3.5	2.5	n/a
Education	2.1	5.0	7.6	4.6	1.4	5.7	7.5	5.1	3.2	1.5	n/a
Social services	3.3	11.6	12.8	10.2	32.3	-6.7	32.8	-5.2	5.2	3.9	n/a
Protection of persons and property	5.3	16.6	3.8	6.1	6.2	30.1	18.6	-33.4	1.4	0.5	n/a
Transportation	6.8	8.2	4.7	5.2	58.1	32.5	-25.5	-20.6	-3.2	1.6	n/a
Natural resources & economic development	-0.5	36.9	13.4	-1.2	10.9	24.4	20.5	-17.9	-18.9	1.4	n/a
Other	80.5	-31.0	16.3	37.9	13.3	7.7	86.1	-40.1	2.7	-3.9	n/a
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	-	-4.3	-9.1	n/a
Contingencies - Shared Recovery Mandate	-	-	-	-	-	-	-	-	18.2	3.8	n/a
Pandemic Recovery Contingencies	-	-	-	-	-	-	-	-	-100.0	-	n/a
General government	2.3	0.5	8.4	-1.0	136.5	-47.9	14.0	-17.0	-0.4	0.7	n/a
Debt servicing	-8.5	1.4	2.3	1.6	-0.2	0.7	-0.8	19.7	20.9	11.1	n/a
Operating expense	4.0	6.2	7.5	6.1	14.6	5.1	13.6	1.7	1.4	2.1	n/a
Per capita ($): [3]
Health	4,053	4,247	4,423	4,604	4,968	5,304	5,700	5,638	5,674	5,720	3.9
Education	2,567	2,657	2,813	2,893	2,899	3,037	3,194	3,253	3,264	3,257	2.7
Social services	873	961	1,066	1,155	1,511	1,397	1,815	1,666	1,704	1,741	8.0
Protection of persons and property	341	392	400	417	438	565	655	422	416	411	2.1
Transportation	367	392	403	417	652	856	624	480	452	451	2.3
Natural resources & economic development	507	684	763	742	813	1,002	1,181	940	741	739	4.3
Other	469	319	365	496	555	592	1,078	626	625	591	2.6
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	419	390	348	n/a
Contingencies - Shared Recovery Mandate	-	-	-	-	-	-	-	401	460	470	n/a
Pandemic Recovery Contingencies	-	-	-	-	-	-	-	182	-	-	n/a
General government	316	313	334	325	760	392	437	352	340	337	0.7
Debt servicing	532	532	536	535	528	527	511	593	696	761	4.1
Operating expense	10,025	10,497	11,103	11,584	13,124	13,672	15,195	14,972	14,762	14,826	4.4
Real Per Capita Operating Expense (2022 $) [4]	11,919	12,219	12,582	12,828	14,424	14,616	15,195	14,408	13,860	13,621	1.5
Growth rate (per cent)	0.4	2.5	3.0	2.0	12.4	1.3	4.0	-5.2	-3.8	-1.7	1.5

[1]	Numbers may not add due to rounding.

[2]	Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2023/24 expense divided by nominal GDP for the 2023 calendar year).

[3]	Per capita expense is calculated using July 1 population (e.g. 2023/24 expense divided by population on July 1, 2023).

[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2023 CPI for 2023/24 expense).

First Quarterly Report 2023/24	| 69

Appendix – Fiscal Plan Update

Table A9 Full-Time Equivalents (FTEs) – 2016/17 to 2025/2026 1

	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	27,940	29,291	30,891	31,774	32,672	33,400	33,696	35,500	36,000	36,000	2.9
Service delivery agencies [2]	4,850	5,076	5,258	5,985	6,042	6,767	7,746	9,023	9,217	9,396	7.6
Total FTEs	32,790	34,367	36,149	37,759	38,714	40,167	41,442	44,523	45,217	45,396	3.7
Growth rates (per cent):
Ministries and special offices (CRF)	2.8	4.8	5.5	2.9	2.8	2.2	0.9	6.3	1.4	0.0	3.0
Service delivery agencies	1.0	4.7	3.6	13.8	1.0	12.0	14.5	33.3	2.2	1.9	8.8
Population per FTE: [3]
Total FTEs	148.2	143.4	138.6	134.9	133.2	129.5	128.4	123.3	124.9	126.6	-1.7

[1]	Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

[2]	Service delivery agency FTE amounts do not include SUCH sector staff employment.

[3]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2023 divided by 2023/24 FTEs).

70 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A10 Capital Spending – 2016/17 to 2025/26

($ millions)	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Taxpayer-supported:
Education
Schools districts	474	578	626	877	944	1,001	934	990	1,038	1,312	12.0
Post-secondary institutions	792	968	1,024	936	904	899	1,071	1,683	1,697	1,436	6.8
Health	1,004	890	904	1,009	1,162	1,555	1,915	3,531	3,802	4,434	17.9
BC Transportation Financing Authority [1]	823	717	853	955	1,285	1,364	1,823	3,968	4,188	4,140	19.7
BC Transit	41	115	85	73	107	67	100	208	507	519	32.6
Government direct (ministries)	301	430	421	520	389	386	470	699	526	459	4.8
Social Housing	184	169	483	355	572	642	357	941	703	698	16.0
Other	40	41	56	47	65	88	85	160	178	78	7.7
Total taxpayer-supported	3,659	3,908	4,452	4,772	5,428	6,002	6,755	12,180	12,639	13,076	15.2
Self-supported:
BC Hydro	2,444	2,473	3,826	3,082	3,207	3,475	3,919	3,861	3,924	2,653	0.9
Columbia Basin power projects	2	1	2	994	7	9	10	9	10	21	29.9
Transportation Investment Corporation [1]	38	4	-	-	-	-	-	-	-	-	n/a
BC Railway Company	4	11	33	6	1	2	6	7	7	3	-3.1
ICBC	62	54	66	62	100	54	41	65	42	49	-2.6
BC Lottery Corporation [2]	86	82	75	102	73	90	95	103	100	100	1.7
Liquor Distribution Branch	27	48	60	36	22	22	16	28	34	27	0.0
Other [3]	62	56	44	104	65	78	78	-	-	-	n/a
Total self-supported	2,725	2,729	4,106	4,386	3,475	3,730	4,165	4,073	4,117	2,853	0.5
Total capital spending	6,384	6,637	8,558	9,158	8,903	9,732	10,920	16,253	16,756	15,929	10.7
Per cent of nominal GDP: [4]
Taxpayer-supported	1.4	1.4	1.5	1.5	1.8	1.7	1.7	3.0	3.0	3.0	9.0
Self-supported	1.0	1.0	1.4	1.4	1.1	1.1	1.1	1.0	1.0	0.7	-4.9
Total	2.4	2.4	2.9	3.0	2.9	2.8	2.8	4.0	4.0	3.7	4.7
Growth rates:
Taxpayer-supported	5.8	6.8	13.9	7.2	13.7	10.6	12.5	80.3	3.8	3.5	15.8
Self-supported	5.9	0.1	50.5	6.8	-20.8	7.3	11.7	-2.2	1.1	-30.7	3.0
Total	5.8	4.0	28.9	7.0	-2.8	9.3	12.2	48.8	3.1	-4.9	11.1
Per capita: [5]
Taxpayer-supported	753	793	889	937	1,053	1,154	1,270	2,218	2,238	2,276	13.1
Self-supported	561	554	819	861	674	717	783	742	729	497	-1.3
Total	1,314	1,346	1,708	1,798	1,727	1,871	2,053	2,960	2,967	2,773	8.7
Real Per Capita Capital Spending (2022 $) [6]	1,562	1,567	1,935	1,990	1,898	2,000	2,053	2,849	2,785	2,547	5.6
Growth rate (per cent)	2.2	0.4	23.5	2.8	-4.7	5.4	2.7	38.8	-2.2	-8.5	6.0

[1]	Includes Transportation Investment Plan capital spending and, beginning in 2017/18, Transportation Investment Corporation rehabilitation costs for the Port Mann Bridge due to reclassification from self-supported commercial Crown corporation to a taxpayer-supported agency in response to the cancellation of tolls. Effective April 1, 2018, Transportation Investment Corporation became a subsidiary of BCTFA.

[2]	Forecasted amounts exclude right-of-use assets.

[3]	Includes post-secondary institutions’ self-supported subsidiaries.

[4]	Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2023/24 amounts divided by nominal GDP for the 2023 calendar year).

[5]	Per capita capital spending is calculated using July 1 population (e.g. 2023/24 amounts divided by population on July 1, 2023).

[6]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2023 CPI for 2023/24 capital spending).

First Quarterly Report 2023/24	| 71

Appendix – Fiscal Plan Update

Table A11 Statement of Financial Position – 2016/17 to 2025/26 1

($ millions)	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Financial assets:
Cash and temporary investments	4,232	3,440	3,029	3,985	6,560	7,142	8,247	2,961	4,103	3,215	-2.5
Other financial assets [2]	10,209	11,740	12,637	12,404	15,410	17,105	19,077	16,492	18,158	19,466	6.0
Sinking funds	1,087	1,348	752	692	492	510	521	485	532	352	-9.7
Investments in commercial Crown corporations:	7,517	6,134	5,738	6,523	9,632	12,223	12,634	13,349	14,528	15,707	6.9
Retained earnings
Recoverable capital loans	23,809	20,534	22,547	24,768	26,301	27,218	28,145	30,147	32,172	33,359	3.1
	31,326	26,668	28,285	31,291	35,933	39,441	40,779	43,496	46,700	49,066	4.2
Total financial assets	46,854	43,196	44,703	48,372	58,395	64,198	68,624	63,434	69,493	72,099	4.0
Liabilities:
Accounts payable, accrued liabilities & others [2]	10,521	11,278	12,137	13,101	14,733	18,509	25,402	22,305	23,976	24,900	8.1
Deferred revenue	9,665	10,068	10,543	10,651	12,211	13,379	15,005	16,068	17,143	18,194	5.9
Debt:	41,499	43,607	42,681	46,229	59,750	62,341	59,934	70,772	84,737	98,130	8.1
Taxpayer-supported debt
Self-supported debt	24,338	21,312	23,281	25,932	27,350	28,325	29,492	31,562	34,092	34,713	3.3
Forecast allowance	-	-	-	-	-	-	-	700	500	500
Total provincial debt	65,837	64,919	65,962	72,161	87,100	90,666	89,426	103,034	119,329	133,343	6.6
Add: debt offset by sinking funds	1,087	1,348	752	692	492	510	521	485	532	352	-9.7
Add: foreign exchange adjustments	-	-	-	-	-	-	472	-	-	n/a
Less: guarantees & non-guaranteed debt	(835)	(896)	(850)	(1,337)	(1,335)	(1,402)	(1,523)	(1,415)	(1,380)	(1,355)	4.5
Financial statement debt	66,089	65,371	65,864	71,516	86,257	89,774	88,896	102,104	118,481	132,340	6.5
Total liabilities	86,275	86,717	88,544	95,268	113,201	121,662	129,303	140,477	159,600	175,434	6.7
Net liabilities	(39,421)	(43,521)	(43,841)	(46,896)	(54,806)	(57,464)	(60,679)	(77,043)	(90,107)	(103,335)	9.2
Capital and other assets:
Tangible capital assets	41,375	45,908	47,902	50,095	52,851	56,133	59,811	69,032	78,450	88,037	7.1
Restricted assets	1,695	1,768	1,834	1,931	2,003	2,147	2,224	2,313	2,382	2,452	3.4
Other assets	1,126	932	952	1,100	1,582	1,791	1,347	1,727	2,157	1,591	3.2
Total capital and other assets	44,196	48,608	50,688	53,126	56,436	60,071	63,382	73,072	82,989	92,080	6.9
Accumulated surplus (deficit)	4,775	5,087	6,847	6,230	1,630	2,607	2,703	(3,971)	(7,118)	(11,255)
Per cent of Nominal GDP: [3]
Net liabilities	14.9	15.4	14.7	15.2	17.9	16.4	15.5	19.1	21.6	23.8	4.3
Capital and other assets	16.7	17.2	17.0	17.2	18.4	17.1	16.2	18.1	19.9	21.2	2.2
Growth rates:
Net liabilities	-4.3	10.4	0.7	7.0	16.9	4.8	5.6	27.0	17.0	14.7	n/a
Capital and other assets	2.7	10.0	4.3	4.8	6.2	6.4	5.5	15.3	13.6	11.0	n/a
Per capita: [4]
Net liabilities	8,113	8,829	8,750	9,205	10,631	11,046	11,407	14,032	15,954	17,987	7.5
Capital and other assets	9,095	9,861	10,116	10,428	10,947	11,547	11,915	13,309	14,694	16,028	5.3

[1]	Figures have been restated to reflect government’s current accounting policies.

[2]	Forecast includes $663 million derivative assets in other financial assets and $1,031 million derivative liabilities in other liabilities.

[3]	Net liabilities as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2023/24 amount divided by GDP for the 2023 calendar year).

[4]	Per capita net liabilities is calculated using July 1 population (e.g. 2023/24 amount divided by population on July 1, 2023).

72 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A12 Changes in Financial Position – 2016/17 to 2025/26

($ millions)	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2021/22	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	10-Year Total
(Surplus) deficit for the year	(2,728)	(276)	(1,494)	362	5,507	(1,265)	(704)	6,674	3,147	4,137	13,360
Change in remeasurement (gains) losses	(236)	(36)	(266)	255	(907)	288	608	-	-	-	(294)
Change in accumulated (surplus) deficit	(2,964)	(312)	(1,760)	617	4,600	(977)	(96)	6,674	3,147	4,137	13,066
Capital and other asset changes:
Taxpayer-supported capital investments	3,659	3,908	4,452	4,772	5,428	6,002	6,755	12,180	12,639	13,076	72,871
Less: amortization and other accounting changes	(2,638)	625	(2,458)	(2,579)	(2,672)	(2,720)	(3,077)	(2,959)	(3,221)	(3,489)	(25,188)
Increase in net capital assets	1,021	4,533	1,994	2,193	2,756	3,282	3,678	9,221	9,418	9,587	47,683
Increase (decrease) in restricted assets	64	73	66	97	72	144	77	89	69	70	821
Increase (decrease) in other assets	87	(194)	20	148	482	209	(444)	380	430	(566)	552
Change in capital and other assets	1,172	4,412	2,080	2,438	3,310	3,635	3,311	9,690	9,917	9,091	49,056
Increase (decrease) in net liabilities	(1,792)	4,100	320	3,055	7,910	2,658	3,215	16,364	13,064	13,228	62,122

Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(20)	(1,383)	(396)	785	3,109	2,591	411	715	1,179	1,179	8,170
Self-supported capital investments	2,725	2,729	4,106	4,386	3,475	3,730	4,165	4,073	4,117	2,853	36,359
Less: loan repayments and other accounting changes	(957)	(6,004)	(2,093)	(2,165)	(1,942)	(2,813)	(3,238)	(2,071)	(2,092)	(1,666)	(25,041)
Change in investment	1,748	(4,658)	1,617	3,006	4,642	3,508	1,338	2,717	3,204	2,366	19,488
Increase (decrease) in cash and temporary investments	340	(792)	(411)	956	2,575	582	1,105	(5,286)	1,142	(888)	(677)
Other working capital changes [1]	(218)	632	(1,033)	(1,365)	(386)	(3,231)	(6,536)	(587)	(1,033)	(847)	(14,604)
Change in investment and working capital	1,870	(4,818)	173	2,597	6,831	859	(4,093)	(3,156)	3,313	631	4,207
Increase (decrease) in financial statement debt	78	(718)	493	5,652	14,741	3,517	(878)	13,208	16,377	13,859	66,329
(Increase) decrease in sinking fund debt	493	(261)	596	60	200	(18)	(11)	36	(47)	180	1,228
(Increase) decrease in foreign exchange	-	-	-	-	-	(472)	472	-	-	-
Increase (decrease) in guarantees	(23)	(188)	(2)	57	113	9	(119)	(176)	(540)	541	(328)
Increase (decrease) in non-guaranteed debt	38	249	(44)	430	(115)	58	240	68	505	(566)	863
Increase (decrease) in total provincial debt	586	(918)	1,043	6,199	14,939	3,566	(1,240)	13,608	16,295	14,014	68,092
Represented by increase (decrease) in:
Taxpayer-supported debt	(1,220)	2,108	(926)	3,548	13,521	2,591	(2,407)	10,838	13,965	13,393	55,411
Self-supported debt	1,806	(3,026)	1,969	2,651	1,418	975	1,167	2,070	2,530	621	12,181
Forecast allowance	-	-	-	-	-	-	-	700	(200)	-	500
Total provincial debt	586	(918)	1,043	6,199	14,939	3,566	(1,240)	13,608	16,295	14,014	68,092

[1]	Includes changes in other financial assets, sinking funds, accounts payable, deferred revenue and other accrued liabilities.

First Quarterly Report 2023/24	| 73

Appendix – Fiscal Plan Update

Table A13 Provincial Debt – 2016/17 to 2025/26

($ millions)	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Taxpayer-supported debt:
Provincial government
Operating	4,644	1,156	-	-	8,746	7,233	-	1,871	4,131	5,860	2.6
Capital [2]
K-12 education	8,454	8,891	8,885	9,757	10,529	11,342	10,893	11,614	12,465	13,479	5.3
Post-secondary institutions	4,285	4,584	4,607	4,917	5,426	5,732	5,502	6,156	7,073	7,822	6.9
Health facilities	5,835	6,141	6,173	6,705	7,484	8,223	8,286	9,988	12,773	15,991	11.9
Ministries general capital	2,288	2,718	2,363	3,133	3,702	4,087	4,549	5,109	5,559	5,972	11.2
Transportation	2,174	5,682	5,401	5,401	5,401	5,401	5,391	5,392	5,393	5,395	10.6
Social housing	449	619	619	805	1,062	1,424	1,648	2,110	2,624	3,165	24.2
Other	242	242	242	252	268	278	269	370	493	528	9.1
Total capital	23,727	28,877	28,290	30,970	33,872	36,487	36,538	40,739	46,380	52,352	9.2
Total provincial government	28,371	30,033	28,290	30,970	42,618	43,720	36,538	42,610	50,511	58,212	8.3
Taxpayer-supported entities:
BC Pavilion Corporation	143	141	138	135	132	129	126	123	120	116	-2.3
BC Transit	94	84	73	65	60	56	53	97	215	349	15.7
BC Transportation Financing Authority	9,974	10,388	11,293	12,193	13,321	14,615	18,992	22,930	27,620	32,330	14.0
Health Authorities and Hospital Societies	1,717	1,762	1,795	1,802	1,875	1,839	1,983	2,380	2,332	2,281	3.2
InBC Investment Corp.	217	161	70	45	37	19	21	84	188	304	3.8
Post-secondary institutions	699	744	763	753	882	922	910	944	1,025	1,029	4.4
School districts	19	17	19	18	24	25	21	17	13	8	-9.2
Social housing	246	259	225	222	770	974	1,241	1,566	2,694	3,484	34.2
Other	19	18	15	26	31	42	49	21	19	17	-1.4
Total taxpayer-supported entities	13,128	13,574	14,391	15,259	17,132	18,621	23,396	28,162	34,226	39,918	13.2
Total taxpayer-supported debt	41,499	43,607	42,681	46,229	59,750	62,341	59,934	70,772	84,737	98,130	10.0

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	19,685	19,990	22,064	23,238	24,650	25,611	26,707	28,889	31,458	32,098	5.6
BC Liquor Distribution Branch	-	-	-	210	233	230	242	243	245	250	3.0
BC Lottery Corporation	145	155	100	233	228	195	201	121	109	110	-3.0
Columbia Basin power projects	448	433	418	1,387	1,349	1,319	1,298	1,271	1,242	1,210	11.7
Columbia Power Corporation	291	286	282	276	271	266	270	264	259	253	-1.6
Post-secondary institution subsidiaries	340	418	387	504	520	615	685	677	677	677	8.0
Transportation Investment Corporation [1]	3,398	-	-	-	-	-	-	-	-	-	n/a
Other	31	30	30	84	99	89	89	97	103	115	15.7
Total self-supported debt	24,338	21,312	23,281	25,932	27,350	28,325	29,492	31,562	34,092	34,713	4.0
Forecast allowance	-	-	-	-	-	-	-	700	500	500	n/a
Total provincial debt	65,837	64,919	65,962	72,161	87,100	90,666	89,426	103,034	119,329	133,343	8.2

[1]	Beginning in 2017/18, debt related to the Port Mann Bridge was reclassified as taxpayer-supported due to the elimination of tolls effective September 1, 2017.

[2]	Includes debt incurred by the government to fund the building and construction of capital assets in the education, health, social housing and other sectors.

74 |	First Quarterly Report 2023/24

Appendix – Fiscal Plan Update

Table A14 Provincial Debt Supplementary Information – 2016/17 to 2025/26 1

($ millions)	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	1.8	0.4	-	-	2.8	2.1	-	0.5	1.0	1.4	-2.9
Provincial government capital	9.0	10.2	9.5	10.0	11.0	10.4	9.3	10.1	11.1	12.1	3.3
Total provincial government	10.8	10.6	9.5	10.0	13.9	12.5	9.3	10.6	12.1	13.4	2.5
Taxpayer-supported entities	5.0	4.8	4.8	4.9	5.6	5.3	6.0	7.0	8.2	9.2	7.1
Total taxpayer-supported debt	15.7	15.4	14.4	15.0	19.5	17.8	15.3	17.6	20.3	22.6	4.1
Self-supported debt:
Commercial Crown corporations & agencies	9.2	7.6	7.8	8.4	8.9	8.1	7.5	7.8	8.2	8.0	-1.6
Total provincial debt	24.9	23.0	22.2	23.4	28.4	25.9	22.8	25.6	28.7	30.7	2.3
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	-42.2	-75.1	-100.0	-	-	-17.3	-100.0	-	120.8	41.9	-16.9
Provincial government capital	6.3	21.7	-2.0	9.5	9.4	7.7	0.1	11.5	13.8	12.9	8.8
Taxpayer-supported entities	6.2	3.4	6.0	6.0	12.3	8.7	25.6	20.4	21.5	16.6	12.2
Total taxpayer-supported debt	-2.9	5.1	-2.1	8.3	29.2	4.3	-3.9	18.1	19.7	15.8	8.5
Self-supported debt:
Commercial Crown corporations & agencies	8.0	-12.4	9.2	11.4	5.5	3.6	4.1	7.0	8.0	1.8	4.8
Total provincial debt	0.9	-1.4	1.6	9.4	20.7	4.1	-1.4	15.2	15.8	11.7	7.3
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	956	235	-	-	1,696	1,390	-	341	731	1,020	0.7
Provincial government capital	4,883	5,858	5,646	6,079	6,570	7,014	6,869	7,420	8,212	9,113	7.2
Taxpayer-supported entities	2,702	2,754	2,872	2,995	3,323	3,579	4,398	5,129	6,060	6,948	11.1
Total taxpayer-supported debt	8,540	8,846	8,518	9,074	11,590	11,983	11,267	12,890	15,003	17,081	8.0
Self-supported debt:
Commercial Crown corporations & agencies	5,009	4,323	4,646	5,090	5,305	5,445	5,544	5,749	6,036	6,042	2.1
Total provincial debt	13,549	13,170	13,165	14,164	16,895	17,428	16,812	18,766	21,128	23,211	6.2
Real Per Capita Provincial Debt (2022 $) [4]	16,106	15,330	14,918	15,684	18,566	18,631	16,812	18,059	19,834	21,325	3.2
Growth rate (per cent)	4.1	-4.8	-2.7	5.1	18.4	0.4	-9.8	7.4	9.8	7.5	3.3

[1]	Numbers may not add due to rounding.

[2]	Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2023/24 debt divided by nominal GDP for the 2023 calendar year).

[3]	Per capita debt is calculated using July 1 population (e.g. 2023/24 debt divided by population on July 1, 2023).

[4]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2023 CPI for 2023/24 debt).

First Quarterly Report 2023/24	| 75

Appendix – Fiscal Plan Update

Table A15 Key Provincial Debt Indicators – 2016/17 to 2025/26

	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Updated Forecast 2023/24	Plan 2024/25	Plan 2025/26	Average annual change
Debt to revenue (per cent)											(per cent)
Total provincial	99.3	94.7	89.5	95.9	115.1	104.3	90.6	111.8	122.9	133.6	3.4
Taxpayer-supported	81.8	82.5	75.0	80.6	101.2	90.8	74.3	95.5	108.7	124.6	4.8
Debt per capita ($) [1]
Total provincial	13,549	13,170	13,165	14,164	16,895	17,428	16,813	18,766	21,128	23,211	6.2
Taxpayer-supported	8,540	8,846	8,518	9,074	11,590	11,983	11,268	12,890	15,004	17,081	8.0
Debt to nominal GDP (per cent) [2]
Total provincial	24.9	23.0	22.2	23.4	28.4	25.9	22.8	25.6	28.7	30.7	2.3
Taxpayer-supported	15.7	15.4	14.4	15.0	19.5	17.8	15.3	17.6	20.3	22.6	4.1
Interest bite (cents per dollar of revenue) [3]
Total provincial	3.8	4.0	3.8	3.8	3.7	3.3	3.2	3.7	4.1	4.6	2.1
Taxpayer-supported	3.2	3.3	3.2	3.1	3.1	2.8	2.5	3.1	3.6	4.2	2.9
Interest costs ($ millions)
Total provincial	2,521	2,759	2,786	2,893	2,817	2,848	3,114	3,415	4,002	4,553	6.8
Taxpayer-supported	1,644	1,725	1,793	1,807	1,832	1,896	2,030	2,302	2,823	3,313	8.1
Interest rate (per cent) [4]
Taxpayer-supported	3.9	4.1	4.2	4.1	3.5	3.1	3.3	3.5	3.6	3.6	-0.8
Background Information:
Revenue ($ millions)
Total provincial [5]	66,334	68,551	73,734	75,283	75,691	86,903	98,655	92,119	97,120	99,798	4.6
Taxpayer-supported [6]	50,726	52,866	56,881	57,386	59,033	68,658	80,647	74,128	77,961	78,787	5.0
Debt ($ millions)
Total provincial	65,837	64,919	65,962	72,161	87,100	90,666	89,426	103,034	119,329	133,343	8.2
Taxpayer-supported [7]	41,499	43,607	42,681	46,229	59,750	62,341	59,934	70,772	84,737	98,130	10.0
Provincial nominal GDP ($ millions) [8]	263,912	282,283	297,392	308,993	306,947	350,598	391,669	403,219	416,423	434,159	5.7
Population (thousands at July 1) [9]	4,859	4,929	5,010	5,095	5,155	5,202	5,319	5,490	5,648	5,745	1.9

[1]	The ratio of debt to population (e.g. 2023/24 debt divided by population at July 1, 2023).

[2]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2023/24 debt divided by 2023 nominal GDP).

[3]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[4]	Weighted average of all outstanding debt issues.

[5]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

[6]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

[7]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

[8]	Nominal GDP for the calendar year ending in the fiscal year (e.g. nominal GDP for 2023 is used for the fiscal year ended March 31, 2024).

[9]	Population at July 1st within the fiscal year (e.g. population at July 1, 2023 is used for the fiscal year ended March 31, 2024).

76 |	First Quarterly Report 2023/24